UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

The Mosaic Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Headquarter Offices: Atria Corporate Center, Suite E490 3033 Campus Drive Plymouth, MN 55441 Telephone (763) 577-2700

August 25, 2008

Dear Stockholder:

You are cordially invited to attend The Mosaic Company’s 2008 Annual Meeting of Stockholders. The meeting will be held at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota 55441 on October 9, 2008, at 10:00 a.m. local time. Directions to the meeting are included at the end of the accompanying Proxy Statement. A Notice of the Annual Meeting, a Proxy Statement covering the formal business of the meeting, our Annual Report for the fiscal year ended May 31, 2008, a proxy card and related information are enclosed. At the meeting we will report on our operations during the fiscal year ended May 31, 2008.

I encourage you to attend the meeting and to vote in favor of the election of directors and the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

Regardless of whether you expect to attend the meeting, please promptly sign and return the proxy card in the enclosed postage-paid envelope. Even if you execute this proxy, you may revoke it at any time before it is voted. If you attend the meeting and wish to vote in person, you will be able to do so even if you have previously returned your proxy card.

Your cooperation and prompt attention to this matter are appreciated.

Sincerely,

James T. Prokopanko

President and Chief Executive Officer

Headquarter Offices: Atria Corporate Center, Suite E490 3033 Campus Drive Plymouth, MN 55441 Telephone (763) 577-2700

Notice of 2008 Annual Meeting of Stockholders

To Our Stockholders:

The 2008 Annual Meeting of Stockholders of The Mosaic Company, a Delaware corporation, will be held at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota 55441 on October 9, 2008, at 10:00 a.m. local time, to consider and act upon the following matters, each of which is explained more fully in the accompanying Proxy Statement:

1.	The election of four directors for terms expiring in 2011, each as recommended by the Board of Directors;

2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit our financial statements for the year ending May 31, 2009, as recommended by our Audit Committee; and

3.	Any other business that may properly come before the 2008 Annual Meeting of Stockholders or any adjournment thereof.

A proxy card for your use in voting on these matters is also enclosed.

In accordance with our Bylaws and resolutions of the Board of Directors, only stockholders of record at the close of business on August 11, 2008 are entitled to notice of and to vote at the 2008 Annual Meeting of Stockholders.

By Order of the Board of Directors

Richard L. Mack

Senior Vice President, General Counsel and Corporate Secretary

August 25, 2008

Page
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	1

What is the purpose of the meeting?	1
Who is entitled to vote at the meeting?	1
What are my voting rights?	1
How many shares must be present to hold the meeting?	1
How do I vote my shares?	1
What is the difference between a stockholder of record and a “street name” holder?	2
What does it mean if I receive more than one proxy card?	2
Can I vote my shares in person at the meeting?	2
What vote is required for the election of directors or for a proposal to be approved?	2
How are votes counted?	2
How does the Board recommend that I vote?	3
What if I do not specify how I want my shares voted?	3
Can I change my vote after submitting my proxy?	3
How can I attend the meeting?	3
Who pays for the cost of proxy preparation and solicitation?	3
Do you have plans to implement the new rules that allow companies to direct their stockholders to an on-line copy of the proxy materials, rather than sending them paper copies?	4

BENEFICIAL OWNERSHIP OF SECURITIES	4

Ownership of Securities by Directors and Executive Officers	4
Ownership of Securities by Others	6

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	6

PROPOSAL NO. 1—ELECTION OF DIRECTORS	6

Nominees for Election as Class I Directors Whose Terms Expire in 2011	7
Class II Directors Whose Terms Expire in 2009	8
Class III Directors Whose Terms Expire in 2010	8
Director Retiring From the Board at the 2008 Annual Meeting	9

CORPORATE GOVERNANCE	9

Board Independence	9
Committees of the Board of Directors	10
Policies Relating to the Board of Directors	13
Code of Business Conduct and Ethics	19

EXECUTIVE AND DIRECTOR COMPENSATION	20

Compensation Discussion and Analysis	20
Compensation Committee Report	38
Executive Compensation Tables	39
Director Compensation	58

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	63

Investor Rights Agreement	63
Registration Rights Agreement	64
Reimbursement of Pre-Combination Incentive Compensation	64
Pension Plans and Other Benefits	64
Special Transactions Committee and Transactions with Cargill	65
Other Agreements	70

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PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 9, 2008

The Board of Directors of The Mosaic Company is soliciting proxies for use at the 2008 Annual Meeting of Stockholders to be held on October 9, 2008, and at any adjournment of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to stockholders on or about August 25, 2008.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the Notice of 2008 Annual Meeting of Stockholders. These include the election of directors and ratification of the appointment of our independent registered public accounting firm. Also, management will report on our performance during the fiscal year ended May 31, 2008 and respond to questions from stockholders.

Who is entitled to vote at the meeting?

The Board of Directors has set August 11, 2008, as the record date for the Annual Meeting. If you were a stockholder of record at the close of business on August 11, 2008, you are entitled to vote at the meeting.

As of the record date, 444,148,624 shares of our common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 444,148,624 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our Bylaws, the holders of a majority of the shares entitled to vote at the meeting must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly submitted a proxy by mail, telephone or internet.

How do I vote my shares?

If you are a stockholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, using the internet; or

•	by completing, signing and mailing the enclosed proxy card.

The telephone and internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the Annual Meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares, and telephone and internet voting is also encouraged for stockholders who hold their shares in street name.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

What vote is required for the election of directors or for a proposal to be approved?

The affirmative vote of a plurality of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote in the election of directors is required to elect directors. This means that since stockholders will be electing four directors, the four nominees receiving the highest number of votes will be elected.

The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the Annual Meeting is required for the approval of the other proposal.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposal.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you withhold authority to vote for one or more of the directors, this has no effect on the election of those directors. If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal.

How does the Board recommend that I vote?

You will vote on the following proposals:

•	Election of four directors: David B. Mathis, James L. Popowich, James T. Prokopanko and Steven M. Seibert; and

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2009.

The Board of Directors recommends that you vote FOR each of the nominees to the Board of Directors and FOR the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2009.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card and do not specify how you want to vote your shares, we will vote your shares:

•	FOR all of the nominees for director; and

•	FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2009.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by mail or by voting in person at the meeting. To request an additional proxy card, you should contact Carmen Kilde at 1-800-918-8270. If you hold your shares in street name, contact your broker or other nominee regarding how to revoke your proxy and change your vote.

How can I attend the meeting?

You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or other nominee are examples of proof of ownership.

Please let us know whether you plan to attend the meeting by marking the attendance box on the proxy card.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders.

We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by personal interview, telephone or telegrams. These individuals will receive no additional compensation for their services other than their regular salaries.

Do you have plans to implement the new rules that allow companies to direct their stockholders to an on-line copy of the proxy materials, rather than sending them paper copies?

As you may have heard, new rules now allow companies to choose to mail their stockholders a notice that their proxy materials can be accessed over the internet, instead of sending a paper copy of the proxy statement and annual report. Stockholders of companies who choose this delivery method can always request delivery of a paper copy of the proxy materials. We have decided not to adopt this new delivery method for this year’s annual meeting materials. We are considering carefully how to realize the cost savings opportunity and environmental benefits of avoiding the printing and mailing of these documents to stockholders who do not request paper copies, while still maintaining a meaningful and convenient proxy process for our stockholders.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on October 9, 2008:

Our Proxy Statement and 2008 Annual Report are available at www.mosaicco.com/proxymaterials.

BENEFICIAL OWNERSHIP OF SECURITIES

Ownership of Securities by Directors and Executive Officers

We have stock ownership guidelines for our directors and our executive officers. Our stock ownership guideline for directors call for ownership of shares in an aggregate amount equal in value to $250,000, to be satisfied prior to the fifth anniversary of the commencement of his or her directorship. For purposes of meeting our stock ownership guidelines, restricted stock units (whether vested or unvested) and shares of our common stock owned by a director are included. Our stock ownership guidelines for executive officers are described under “Stock Ownership Guidelines” in our Compensation Discussion and Analysis on page 37.

The following table shows the number of shares of common stock owned beneficially, as of July 3, 2008, by (1) each current director, (2) each current executive officer named in the Fiscal 2008 Summary Compensation Table in this proxy statement, and (3) all of our current directors and executive officers as a group. Unless otherwise indicated, the named individual has sole voting and investment power with respect to the shares of common stock beneficially owned by that individual and his or her shares are not subject to any pledge.

Name	Number of Shares of Common Stock Beneficially Owned (1)(2)(3)		Percent of Outstanding Common Stock
F. Guillaume Bastiaens	11,922		*
Raymond F. Bentele	11,422		*
Phyllis E. Cochran	0		*
Norman B. Beug	178,922		*
Richard D. Frasch	0		*
William R. Graber	14,922		*
Robert L. Lumpkins	18,844		*
Richard L. Mack	111,229		*
Harold H. MacKay	33,672		*
David B. Mathis	48,039		*
William T. Monahan	13,922		*
Steven L. Pinney	136,669		*
James L. Popowich	0		*
James T. Prokopanko	173,642		*
Steven M. Seibert	6,087		*
Lawrence W. Stranghoener	244,641	(4)	*
All directors and executive officers as a group (20 persons)	1,121,363		*

*	Represents less than 1% of the outstanding shares.
(1)	Beneficial ownership of securities is based on information furnished or confirmed by each director or executive officer described above.
(2)	Includes the following shares subject to stock options or restricted stock units exercisable or vesting within 60 days of July 3, 2008:

Name	Stock Options	Restricted Stock Units
F. Guillaume Bastiaens	—	3,470
Raymond F. Bentele	—	3,470
Norman B. Beug	150,251	9,276
William R. Graber	—	3,470
Robert L. Lumpkins	—	6,940
Richard L. Mack	94,768	15,461
Harold H. MacKay	21,750	3,470
David B. Mathis	22,600	3,470
William T. Monahan	—	3,470
Steven L. Pinney	124,300	12,369
James T. Prokopanko	166,720	3,470
Steven M. Seibert	—	3,470
Lawrence W. Stranghoener	166,207	54,008
All directors and executive officers as a group (20 persons)	857,842	131,998

(3)	We have included stock options and restricted stock units only if they are exercisable, or vest, within 60 days of July 3, 2008. Restricted stock units that do not vest within that period include 5,831 held by each of Messrs. Bastiaens, Bentele, Graber, MacKay, Mathis, Monahan and Seibert; 5,512 held by Ms. Cochran; 1,054 held by Mr. Frasch; 11,662 held by Mr. Lumpkins; and 297 held by Mr. Popowich.
(4)	Includes 250 shares of common stock held by Mr. Stranghoener’s three children.

Ownership of Securities by Others

We believe that, as of August 11, 2008, based on filings with the Securities and Exchange Commission, or SEC, the following named organizations are the beneficial owners of more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock
Cargill, Incorporated (1) 15615 McGinty Road West Wayzata, Minnesota 55391	285,759,772	64.3%

Cargill Fertilizer, Inc. 15615 McGinty Road West Wayzata, Minnesota 55391	243,972,618	54.9%

GNS I (U.S.) Corp. 15615 McGinty Road West Wayzata, Minnesota 55391	30,155,221	6.8%

(1)	Includes 30,155,221 shares of common stock held by GNS I (U.S.) Corp. and 243,972,618 shares of common stock held by Cargill Fertilizer, Inc., both of which are wholly-owned subsidiaries of Cargill, Incorporated. Throughout this proxy statement, we sometimes refer to Cargill, Incorporated individually and/or one or more of its subsidiaries and affiliates (other than us) as “Cargill.” Our Investor Rights Agreement with Cargill restricts Cargill’s ability to acquire shares of our stock for a specified time period as described under “Certain Relationships and Related Transactions—Investor Rights Agreement.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of our securities to file initial reports of ownership of those securities on Form 3 and reports of changes in ownership on Form 4 or Form 5 with the SEC. Specific due dates for these reports have been established by the SEC. We are required to disclose in this proxy statement any failure to timely file the required reports by these dates. Based solely on a review of the copies of these reports received by us and written representations from our directors and executive officers, we believe that our directors, executive officers and more than 10% stockholders complied with all Section 16(a) filing requirements for our fiscal year ended May 31, 2008.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Board of Directors currently consists of twelve members and is divided into three classes. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years.

Four directors currently serve in the class of directors whose terms expire at the Annual Meeting. David B. Mathis, James L. Popowich, James T. Prokopanko and Steven M. Seibert, each of whom is currently serving in the class of directors whose terms expire at the Annual Meeting, will stand for re-election at the Annual Meeting for a three-year term expiring in 2011.

Following Mr. Mathis’s re-election to the Board, which is assured, as described further below, the Board’s retirement policy described elsewhere in this proxy statement provides that Mr. Mathis would submit his resignation in the year he attains the age of 72, i.e., in 2010, which would be prior to completion of his three-year term in 2011. Mr. Mathis is serving as an “IMC Director” pursuant to our Investor Rights Agreement with Cargill. We will fill any vacancy resulting from Mr. Mathis’s resignation in accordance with our Certificate of Incorporation and our Bylaws.

It is intended that the shares represented by the proxies named on the enclosed proxy card will be voted, unless authorization to do so is withheld, FOR the election of Messrs. Mathis, Popowich, Prokopanko and Seibert to serve until the Annual Meeting of Stockholders in 2011, or until their respective successors have been duly elected and qualified. Directors shall be elected by a plurality of the votes of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote in the election. Because Cargill has more than a majority of the votes of the shares of common stock and has, pursuant to our Investor Rights Agreement with Cargill, agreed to vote its shares in accordance with the recommendation by our Board of Directors in favor of Messrs. Mathis, Popowich, Prokopanko and Seibert, their election is assured.

If one or more nominees should become unavailable to serve as a director, it is intended that shares represented by the enclosed proxy card will be voted for such substitute nominee or nominees as may be selected by the Board.

The names of the nominees for director and of those directors continuing in office, their ages, their principal occupations during the past five years, certain other directorships held, and their length of service, if any, on the Board are set forth below.

Nominees for Election as Class I Directors Whose Terms Expire in 2011

David B. Mathis. Age 70, director since October 2004. Mr. Mathis has served as Chairman of Kemper Insurance Companies, which has operations in commercial and personal insurance, risk management and reinsurance, since November 2003. He was both Chairman and Chief Executive Officer of Kemper between February 1996 and November 2003. Mr. Mathis has held a variety of management positions at Kemper since joining the firm in 1960. He is currently a director of Thomas Group, Inc., and serves on the Board of Trustees of Lake Forest College and as Chairman of the James S. Kemper Foundation. He previously served as a director of IMC Global Inc. from February 1995 to October 2004.

James L. Popowich. Age 64, director since December 2007. Mr. Popowich has served as Past President of the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”), an industry trade association, since May 2008 and previously served as President of CIM from May 2007 to May 2008. He served as President and Chief Executive Officer of Elk Valley Coal Corporation (“EVCC”), a producer of metallurgical hard coking coal, in Calgary, Alberta, from January 2004 to August 2006, and also served as President of the Fording Canadian Coal Trust, a mutual fund trust that held a majority ownership interest in EVCC, from January 2004 until his retirement in December 2006. Mr. Popowich previously served as Executive Vice President of EVCC from February 2003 to January 2004, and as Executive Vice President of Fording Coal Limited from June 2001 to February 2003. Mr. Popowich joined Fording Coal Limited in 1974 as a planning engineer and held a number of different positions prior to being appointed Executive Vice President in June 2001.

James T. Prokopanko. Age 55, director since October 2004. Mr. Prokopanko has been our President and Chief Executive Officer since January 1, 2007. He joined us as our Executive Vice President and Chief Operating Officer in July 2006, serving in such offices until being elected President and Chief Executive Officer. Previously, he was a Corporate Vice President of Cargill from 2004 to 2006. He was Cargill’s Corporate Vice President with executive responsibility for procurement from 2002 to 2006 and a platform leader of Cargill’s Ag Producer Services Platform from 1999 to 2006. After joining Cargill in 1978, he served in a wide range of leadership positions, including being named Vice President of the North American crop inputs business in 1995. During his Cargill career, Mr. Prokopanko was engaged in retail agriculture businesses in Canada, the United States, Brazil, Argentina and the United Kingdom.

Steven M. Seibert. Age 53, director since October 2004. Mr. Seibert joined the Collins Center for Public Policy, a non-profit organization that seeks opportunities and takes action on projects that impact the citizens of Florida and the nation, as its Senior Vice President and Director of Policy in July 2008. Prior to joining the Collins Center, Mr. Seibert operated The Seibert Law Firm in Tallahassee, Florida from January 2003 to July 2008 and represented private and public sector clients in environmental and land use matters. He also served as the Executive Director of the Century Commission for a Sustainable Florida from 2005 until July 2008. Prior to starting a law practice, Mr. Seibert was Secretary of the Florida Department of Community Affairs from 1999 to 2003 and, before that, Mr. Seibert served as an elected County Commissioner representing Pinellas County, Florida from 1992 to 1999.

The Board of Directors recommends a vote FOR the election of the four nominees listed above.

Class II Directors Whose Terms Expire in 2009

Phyllis E. Cochran. Age 56, director since October 2006. Ms. Cochran has served as the Senior Vice President and General Manager of the Parts Group of Navistar, Inc., formerly known as International Truck and Engine Corporation, the operating company of Navistar International Corporation, a truck and engine manufacturer, since January 2007. Previously, she served as Vice President and General Manager of the Parts Group of Navistar, Inc. from January 2004 to December 2006. She also serves on Navistar’s Executive Council. Ms. Cochran served as the Chief Executive Officer and General Manager of Navistar Financial Corporation, Navistar’s captive finance company, from December 2002 to December 2003. Since joining Navistar in 1979, she has held various positions, including Vice President of Operations at Navistar Financial Corporation and other financial management roles.

Robert L. Lumpkins. Age 64, director since January 2004. Mr. Lumpkins retired as Vice Chairman of Cargill in October 2006. Mr. Lumpkins served as Chief Financial Officer of Cargill from 1989 to 2005. Mr. Lumpkins serves as a member of the Board of Directors of Ecolab, Inc. and Webdigs, Inc. and Chairman of Black River Asset Management. He also serves on the nonprofit board of Howard University.

Harold H. MacKay. Age 68, director since October 2004. Mr. MacKay has served as Counsel to the law firm MacPherson Leslie & Tyerman LLP (“MacPherson”) in Regina, Saskatchewan, Canada since 2005. Prior to that, Mr. MacKay was a partner of MacPherson from 1969 to 2004. He served as the Clifford Clark policy advisor to the Department of Finance of Canada from 2002 to 2004 and chaired the Task Force on the Future of the Canadian Financial Services Sector in 1997 and 1998. Mr. MacKay is the non-executive Chairman of the Board of Directors of Domtar Corporation and a director of The Toronto-Dominion Bank. He previously served as a director of The Vigoro Corporation from 1994 through its acquisition by IMC Global Inc. in 1996, and served as a director of IMC Global Inc. from 1996 to October 2004. He was made an Officer of the Order of Canada in 2002.

William T. Monahan. Age 61, director since October 2004. Mr. Monahan is the retired Chairman of the Board, President and Chief Executive Officer of Imation Corporation, a developer, manufacturer, marketer and distributor of removable data storage media products and accessories, a position which he held from 1996 until his retirement in 2004. Prior to the formation of Imation, he served as Group Vice President of 3M Company (“3M”) responsible for its Electro and Communications Group, senior managing director of 3M’s Italy business and Vice President of 3M’s Data Storage Products Division. Mr. Monahan is currently a director of Hutchinson Technology Inc., Pentair Inc. and Solutia Inc.

Class III Directors Whose Terms Expire in 2010

F. Guillaume Bastiaens. Age 65, director since October 2004. Mr. Bastiaens has served as Vice Chairman of Cargill since February 1998. Mr. Bastiaens has been a member of Cargill’s Corporate Leadership Team since its inception in 1999 and has served as a director at Cargill since 1995. He joined Cargill in 1967 and has held various leadership positions in Cargill’s processing and technology operations in Europe and the United States. Mr. Bastiaens serves as a director of Donaldson Company, Inc.

Richard D. Frasch. Age 53, director since October 2007. Mr. Frasch has served as a Senior Vice President and member of the Corporate Leadership Team of Cargill since July and April, respectively, 2008. Mr. Frasch has also served as chair of the Commodity Risk Committee and the executive supervisor of Corporate Research and Development at Cargill since June 2008, and has served on the Cargill Agricultural Supply Chain Platform since June 2008; on the Cargill Animal Protein Platform since January 2008; on Cargill’s Business Unit Strategy Working Group since June 2007; and on Cargill’s People Team since June 2006. Mr. Frasch served as a Corporate Vice President of Cargill from July 2004 until June 2008 and as a platform leader for Cargill’s Ag & Farm Platform and a member of Cargill’s Corporate Center since August 1999. Since joining Cargill in 1978, Mr. Frasch has held various positions, including President of Cargill Animal Nutrition from 1998 to 2004.

William R. Graber. Age 65, director since October 2004. Mr. Graber is the retired Senior Vice President and Chief Financial Officer of McKesson Corporation, a healthcare services company. Mr. Graber held this position since joining McKesson in February 2000 through his retirement in May 2004. From 1991 to 1999, Mr. Graber was with Mead Corporation where, prior to becoming Vice President and Chief Financial Officer, he served as Controller and Treasurer. From 1965 to 1991, Mr. Graber held a variety of financial management positions at General Electric Company. Mr. Graber currently serves as a director of Kaiser Permanente and Archimedes, Inc.

Director Retiring From the Board at the 2008 Annual Meeting

Raymond F. Bentele. Age 71, director since October 2004. Mr. Bentele is the retired President and Chief Executive Officer of Mallinckrodt Inc., having served in that capacity from 1982 to 1992. Mr. Bentele was Executive Vice President of Mallinckrodt Group Inc. (formerly known as IMCERA Group Inc.) from 1989 until his retirement. He is also a director of the AMCON Distributing Company and Leggett & Platt Inc. and previously served as a director of IMC Global Inc. from 1990 to 1991 and from June 1994 to October 2004. Mr. Bentele is serving as an IMC Director pursuant to our Investor Rights Agreement with Cargill as described under “Policies Relating to the Board of Directors—Nomination and Selection of Directors” and will retire from our Board of Directors at the conclusion of the Annual Meeting. Our Corporate Governance and Nominating Committee has retained SpencerStuart, a director search firm, to help identify potential director candidates to fill the vacancy that will be created by Mr. Bentele’s retirement from our Board. We will fill this vacancy in accordance with our Certificate of Incorporation, our Bylaws and, if applicable at the time we fill this vacancy, our Investor Rights Agreement with Cargill. The person elected to fill this vacancy would be elected to serve for the remainder of Mr. Bentele’s unexpired term, i.e., until our Annual Meeting of Stockholders in 2010.

CORPORATE GOVERNANCE

Our Board of Directors oversees the management of our business and determines overall corporate policies. The Board’s primary responsibilities are directing our fundamental operating, financial and other corporate strategies and evaluating the overall effectiveness of our management. Our Board currently consists of twelve members and is divided into three classes. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years.

Board Independence

Because more than 50% of our voting power is held by Cargill, we have opted to be treated as a “controlled company” for purposes of the NYSE listing standards. As a result, the NYSE listing standards do not require our Board to be comprised of at least a majority of independent directors, or our Corporate Governance and Nominating Committee or our Compensation Committee to be comprised entirely of independent directors.

The NYSE listing standards do, however, require our Audit Committee to be comprised entirely of independent directors. The NYSE listing standards also require our Board to make a formal determination each year as to which Mosaic directors are independent.

In addition to meeting the minimum standards of independence adopted by the NYSE, no director qualifies as “independent” under the NYSE listing standards unless our Board affirmatively determines that the director has no material relationship with us.

Our Board has adopted Director Independence Standards setting forth specific criteria by which the independence of our directors will be determined. These criteria include restrictions on the nature and extent of any affiliations directors and their immediate family members may have with us, our independent accountants, or any commercial or non-profit entity with which we have a relationship. A copy of our Director Independence Standards is available on our website at www.mosaicco.com under the “Investors—Corporate Governance” caption.

Our Board is comprised of a majority of directors who are independent within the meaning of the NYSE listing standards. Our Audit Committee is comprised solely of directors who are independent. The chair and a majority of the members of our Compensation Committee and of our Corporate Governance and Nominating Committee are independent.

Our Board has determined that Raymond F. Bentele, Phyllis E. Cochran, William R. Graber, Harold H. MacKay, David B. Mathis, William T. Monahan, James L. Popowich and Steven M. Seibert have no material relationships with us, satisfy all of the additional standards of independence included in our Director Independence Standards and are independent. Our Board previously made the same determinations with respect to our former director, Bernard M. Michel, who resigned from our Board in August 2007. In making the independence determinations, our Corporate Governance and Nominating Committee reviewed all of our directors’ relationships with us based primarily on a review of the responses of the directors to questions regarding employment, business, familial, compensation and other relationships with us and our management. James T. Prokopanko is not independent because he is our current President and Chief Executive Officer. Robert L. Lumpkins, our Chairman of the Board, is not independent because he previously served as Vice Chairman and Chief Financial Officer of Cargill. F. Guillaume Bastiaens is not independent because he is a Vice Chairman of Cargill. Richard D. Frasch is not independent because he is an executive of Cargill.

Committees of the Board of Directors

The Board has six standing committees, including the Executive Committee, the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Environmental, Health and Safety Committee and the Special Transactions Committee, each of which plays a significant role in the discharge of the Board’s duties and obligations. The membership of each committee is set forth below. All of the members of the Audit Committee and the Special Transactions Committee, as well as the chairs of the Compensation Committee and of the Corporate Governance and Nominating Committee, are independent under NYSE listing standards. Each of the committees routinely meets in private session without the Chief Executive Officer or other members of management in attendance. Each of the six committees operates under a written charter. The charters are available on our website at www.mosaicco.com under the “Investors—Corporate Governance” caption and are available in print free of charge to any stockholder upon written request addressed to our Corporate Secretary at The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441.

Executive Committee

Members:	Robert L. Lumpkins, Chair Raymond F. Bentele Harold H. MacKay	William T. Monahan James T. Prokopanko

The Executive Committee is comprised of five directors. It did not meet during our 2008 fiscal year. The Executive Committee is responsible for acting on matters requiring action between Board meetings when it is unnecessary or impractical to convene the full Board, as determined by the chair of the committee.

Audit Committee

Members:	William R. Graber, Chair Raymond F. Bentele Phyllis E. Cochran	David B. Mathis William T. Monahan

The Audit Committee is comprised of five directors. It met ten times during our 2008 fiscal year. The Board of Directors has determined that all of the members of the Audit Committee meet the independence and experience requirements of the NYSE and the SEC. The Board has further determined that William R. Graber is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated by the SEC. The responsibilities of the Audit Committee include, among other things:

•	the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm;

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reviewing the scope and results of the annual independent audit and quarterly reviews of our financial statements with the independent registered public accounting firm, management and internal auditor (or other personnel responsible for the internal audit function);

•	reviewing the internal audit plan and audit results;

•	reviewing the quality and adequacy of internal control systems with management, the internal auditor and the independent registered public accounting firm; and

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reviewing with the independent registered public accounting firm and management the application and impact of new and proposed accounting rules, regulations, disclosure requirements and reporting practices on our financial statements and reports.

Compensation Committee

Members:	William T. Monahan, Chair F. Guillaume Bastiaens	Phyllis E. Cochran David B. Mathis

Our Compensation Committee is comprised of four directors. Only directors who are not officers or employees of ours serve on our Compensation Committee. Although Mr. Bastiaens, a current member of our Compensation Committee, is not an officer or employee of ours, as discussed above under “Director Independence,” he is a Vice Chairman of Cargill and is therefore not independent within the meaning of the listing standards of The New York Stock Exchange. All of the other three members of our Compensation Committee, including its chair, are independent. Our Compensation Committee met six times during our 2008 fiscal year.

Among other responsibilities of our Compensation Committee are:

•	CEO Compensation:

•	Reviewing and recommending to our Board the amount and nature of direct compensation paid to our CEO; and

•	Establishing the amount and nature of benefit programs for our CEO.

•	Other Executive Officers’ Compensation. Establishing the amount and nature of direct compensation and benefit programs for our other executive officers.

•	Severance, Change in Control and Other Termination Arrangements:

•	Reviewing and recommending to our Board the levels of compensation under severance, change in control and other termination arrangements for our CEO;

•	Establishing any change in control and other termination arrangements for our other executive officers; and

•	Adopting appropriate forms of agreements reflecting such arrangements.

•	Incentive Plans:

•	Reviewing and recommending to our Board any performance goals, thresholds and maximum payout percents under cash and equity incentive plans for executive officers;

•	Recommending to our Board awards under these plans to our CEO; and

•	Approving awards under these plans to our other executive officers.

•	Other Benefit Plans. Overseeing the design and administration of our stock option, incentive and other executive benefit plans.

Our Compensation Committee’s charter provides that it may delegate its authority to a subcommittee of its members. Our Compensation Committee also may delegate its authority when authorized to do so by one of our compensation plans. Our Omnibus Stock and Incentive Plan expressly permits the Committee to delegate authority as it deems appropriate. As described under “Policy on Deductibility of Compensation” in our Compensation Discussion and Analysis on page 37, our Compensation Committee has delegated to a subcommittee composed of its independent directors the authority to make decisions which Section 162(m) of the Internal Revenue Code requires to be made by outside directors in order for our annual compensation to certain executive officers in excess of $1 million to be deductible by us for federal income tax purposes as performance-based compensation. Our Compensation Committee has also from time to time delegated authority to its Chair to review and approve particular matters, including services and fees of our independent compensation consultant, as discussed under “Independent Compensation Consultant,” and a final review of long-term incentive awards immediately prior to their date of grant with authority to determine that grants, as previously approved by the Compensation Committee, should not be made without further consideration by our Compensation Committee, as discussed under “Compensation Components and Process—Long-Term Incentives,” both in our Compensation Discussion and Analysis.

Additional information about our Compensation Committee’s responsibilities and its processes and procedures for consideration and determination of executive compensation is included in our Compensation Discussion and Analysis, including under the titles “Role of Executive Officers in Compensation Decisions,” “Independent Compensation Consultant,” and “Compensation Components and Process.”

Corporate Governance and Nominating Committee

Members:	Harold H. MacKay, Chair Raymond F. Bentele Richard D. Frasch	William R. Graber Robert L. Lumpkins Steven M. Seibert

The Corporate Governance and Nominating Committee, which is comprised of six directors, including four independent directors, met six times during our 2008 fiscal year. As discussed above under “Board Independence,” Mr. Lumpkins is not independent because he previously served as Vice Chairman and Chief Financial Officer of Cargill, and Mr. Frasch is not independent because he is an executive of Cargill.

The responsibilities of the Corporate Governance and Nominating Committee include, among other things:

•	recommending to the Board a set of corporate governance principles applicable to us and providing ongoing oversight of governance;

•	recommending to the Board nominees for director (subject to the provisions of the Investor Rights Agreement as described below under “Nomination and Selection of Directors”);

•	recommending to the Board all committee assignments (subject to the provisions of the Investor Rights Agreement);

•	developing a compensation and benefits program for the Board;

•	overseeing the Board and committee annual evaluation process;

•	reviewing and approving certain transactions involving related persons; and

•	reviewing the succession plan for the Chief Executive Officer.

Environmental, Health and Safety Committee

Members:	F. Guillaume Bastiaens, Chair Richard D. Frasch	James L. Popowich Steven M. Seibert

The Environmental, Health and Safety (“EHS”) Committee, which is comprised of four directors, including two independent directors, met five times during our 2008 fiscal year.

The responsibilities of the EHS Committee include, among other things:

•	reviewing policies relating to EHS matters and our objectives and plans for implementing EHS policies, procedures and practices;

•	overseeing our monitoring and enforcement of EHS policies and related procedures and practices;

•	reviewing with management the scope and plans for conducting audits of our EHS performance and the results of the audits;

•	reviewing our compliance with applicable laws, regulations and our EHS policies;

•	reviewing with management significant public policy, legislative, regulatory, political and social issues and trends that may impact us;

•	reviewing and monitoring environmental risks; and

•	reviewing environmental and safety incidents.

Special Transactions Committee

Members:	Harold H. MacKay, Chair Raymond F. Bentele	David B. Mathis James L. Popowich

The Special Transactions Committee, which is comprised entirely of independent directors designated by the IMC Directors (as defined under “Nomination and Selection of Directors”) as required by the Investor Rights Agreement, met six times during our 2008 fiscal year. The responsibilities of the Special Transactions Committee include providing oversight to the review and approval of commercial or other transactions between Cargill and/or its affiliates (other than Mosaic and its subsidiaries), on the one hand, and Mosaic and/or its subsidiaries, on the other hand, with the objective that such transactions will be fair and reasonable to Mosaic, with arm’s length terms and conditions.

Policies Relating to the Board of Directors

Nomination and Selection of Directors

The Corporate Governance and Nominating Committee identifies and evaluates potential director candidates in a variety of ways. Periodically the Corporate Governance and Nominating Committee solicits input on potential director candidates from committee and Board members. From time to time the Corporate Governance and Nominating Committee may also identify candidates from other sources, including through consultations with senior management and through the assistance of director search firms. Prior to each annual meeting of stockholders, the Corporate Governance and Nominating Committee will evaluate director candidates recommended by stockholders who have complied with the advance notice procedures set forth in our Bylaws.

Our Bylaws provide that a stockholder entitled to vote at an annual meeting who wishes to nominate a candidate for election to the Board is required to give written notice to our Corporate Secretary of his or her intention to make such a nomination. In accordance with the advance notice procedures in our Bylaws, a notice of nomination is required to be received within the prescribed time and must contain certain information about both the nominee and the stockholder making the nomination as described in our Policy Regarding Identification and Evaluation of Potential Director Nominees, the full text of which is available on our website www.mosaicco.com under the “Investors—Corporate Governance” caption. The Corporate Governance and Nominating Committee may require that the proposed nominee furnish other information to determine that person’s eligibility to serve as a director. The remainder of the requirements of the advance notice procedures with which a notice of nomination must comply are described in this proxy statement under the caption “Stockholder Proposals and Nominations for the 2009 Annual Meeting of Stockholders.” A nomination that does not comply with the advance notice procedures may be disregarded. Nominations are subject to the provisions of the Investor Rights Agreement discussed below.

All director nominees should possess, in the judgment of the Corporate Governance and Nominating Committee, the director qualifications set forth in our Corporate Governance Guidelines, including:

•	Personal characteristics:

•	highest personal and professional ethics, integrity and values;

•	an inquisitive and objective perspective; and

•	practical wisdom and mature judgment;

•	Broad experience at the policy-making level in business, agriculture, government, academia or technology;

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Expertise that is useful to us and complementary to the background and experience of other Board members, so that an appropriate balance of skills and experience of the membership of the Board can be achieved and maintained;

•	Willingness to represent the best interests of all stockholders and objectively appraise management performance;

•	Involvement only in activities or interests that do not create a material conflict with the director’s responsibilities to us and our stockholders;

•	Commitment in advance of necessary time for Board and committee meetings;

•	Diversity, in its broadest sense, reflecting, but not limited to, geography, gender and ethnicity; and

•	A personality reasonably compatible with the existing Board members.

The full text of our Corporate Governance Guidelines is available on our website at www.mosaicco.com under the “Investors—Corporate Governance” caption and is available in print free of charge to any stockholder upon written request addressed to our Corporate Secretary at The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441.

In connection with the combination of IMC Global Inc. and the fertilizer businesses of Cargill on October 22, 2004, in which we were formed, we entered into the Investor Rights Agreement with Cargill. Under the Investor Rights Agreement, through October 22, 2008, Cargill has agreed to take (including causing its representatives or designees on our Board of Directors to take) commercially reasonable actions to cause any slate of nominees recommended by our Board of Directors to our stockholders to include appropriate individuals to ensure that the resulting Board of Directors will consist of:

•	seven directors designated by Cargill, or the Cargill Directors;

•	four directors designated by IMC Global Inc. (or any replacement director nominees designated by such IMC directors or their duly elected replacements), or the IMC Directors;

•	a twelfth director, who is neither a Cargill Director nor an IMC Director, approved by the Corporate Governance and Nominating Committee and a majority of the IMC Directors; and

•	such additional directors, if any, as appointed or nominated by the Board in accordance with our Bylaws and the Investor Rights Agreement.

The Cargill Directors are F. Guillaume Bastiaens, Richard D. Frasch, William R. Graber, Robert L. Lumpkins, William T. Monahan, James T. Prokopanko and Steven M. Seibert. The IMC Directors are Raymond F. Bentele, Harold H. MacKay, David B. Mathis and James L. Popowich. Phyllis E. Cochran is neither a Cargill Director nor an IMC Director.

Cargill has also agreed to vote, through October 22, 2008, the voting securities of Mosaic held by it for the slate of director nominees recommended by our Board of Directors, and against any alternative slate of director nominees.

Also through October 22, 2008, Mosaic and Cargill have agreed to take commercially reasonable actions to cause our Board of Directors to be classified into three classes, with the Cargill Directors and IMC Directors allocated as follows: (1) Class I shall include two Cargill Directors and two IMC Directors; (2) Class II shall include two Cargill Directors and one IMC Director; and (3) Class III shall include three Cargill Directors and one IMC Director. Additional directors will be apportioned among the classes to maintain the number of directors in each class as evenly as possible. The Investor Rights Agreement also provides for the following relating to the composition of our Board of Directors and the committees thereof through October 22, 2008:

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We have agreed to take commercially reasonable actions to ensure that at least three of the seven Cargill Directors are nonassociated directors (as defined below) and that at least three of the four IMC Directors are nonassociated directors; and

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We have agreed to take commercially reasonable actions to cause our Corporate Governance and Nominating Committee to be comprised of three Cargill Directors (if reasonably practicable to do so, but in any event no less than two Cargill Directors) and two IMC Directors, except as otherwise necessary to comply with applicable requirements of law and stock exchange listing requirements. The Corporate Governance and Nominating Committee recommends the composition of the other committees, with the objective of including no less than two IMC Directors on each committee unless the IMC Directors otherwise agree.

“Nonassociated director,” as used in the Investor Rights Agreement, means a member of our Board of Directors who would be considered an independent director of Mosaic under the rules and regulations of the SEC and the NYSE.

Under the provisions of the Investor Rights Agreement, Cargill has the right to designate our Chairman and our Chief Executive Officer and President through October 22, 2008. We have separated the positions of Chairman and Chief Executive Officer so that our Chairman is a nonmanagement director.

Additional provisions of the Investor Rights Agreement are described under “Certain Relationships and Related Transactions—Investor Rights Agreement.” Stockholders who are interested in additional detail may refer to the full text of our Investor Rights Agreement, a copy of which we included as an exhibit to our Annual Report on Form 10-K for the fiscal year ended May 31, 2008. The full text of our Investor Rights Agreement is also available on our website at www.mosaicco.com under the “Investors—Corporate Governance” caption and is available in print free of charge to any stockholder upon written request addressed to our Corporate Secretary at The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441.

Private Sessions of Nonmanagement Directors

The non-management directors meet in private session at each regular Board meeting without the Chief Executive Officer or other members of management in attendance. Our Chairman of the Board, Robert L. Lumpkins, presides at these sessions. In addition, our independent directors meet separately in executive session without the presence of any other non-management directors at least annually.

Compensation of Directors

Non-employee Directors. The Corporate Governance and Nominating Committee reviews our director compensation program on an annual basis to ensure that it is competitive with market practices. Although matters of director compensation ultimately are the responsibility of the full Board, the Corporate Governance and Nominating Committee evaluates director compensation levels, makes recommendations regarding the structure of director compensation, and develops a director pay philosophy that is aligned with the interests of our stockholders. Our Corporate Governance and Nominating Committee routinely seeks information from management on matters for consideration by our Corporate Governance and Nominating Committee. Our Senior Vice President, General Counsel and Corporate Secretary attends meetings of our Corporate Governance and Nominating Committee but is not generally present during executive sessions. In the course of conducting its review of director compensation, the Corporate Governance and Nominating Committee reviews various formal studies regarding director compensation practices at public companies, as well as a variety of other data sources. Based upon its review, the Corporate Governance and Nominating Committee makes recommendations to the full Board regarding director compensation. Neither the Corporate Governance and Nominating Committee nor Mosaic on its behalf has retained a compensation consultant for the purpose of structuring or evaluating director compensation.

Employee Directors. Employee directors (currently Mr. Prokopanko) receive no fees or remuneration for service on the Board or any committee of the Board.

Attendance

Directors are expected to regularly attend Board meetings and meetings of committees on which they serve and to spend the time necessary to properly discharge their responsibilities. In addition to attendance at Board and committee meetings, directors discharge their responsibilities throughout the year by personal meetings and telephone contact with our executive officers and others regarding our business and affairs. Our full Board held eight regular and three special meetings during our 2008 fiscal year. Each director was present for at least 89.5% of the aggregate number of meetings of the Board and committees of the Board of which such director was a member that occurred during our 2008 fiscal year subsequent to the election of such director to the Board.

The directors nominated for election or re-election to the Board at an annual meeting of stockholders are expected to attend that annual meeting. All other directors are encouraged to attend. Last year, eleven of our directors attended the 2007 Annual Meeting of Stockholders.

Retirement from the Board

The Board has a retirement policy which provides that a nonemployee director will voluntarily retire from the Board by submitting a letter of resignation to the Chairman to be effective not later than the date on which our Annual Meeting of Stockholders is to be held during the calendar year in which the nonemployee director has attained or will attain the age of 72. A director who meets this criteria shall submit his or her letter of resignation without regard to the term for which he or she was previously elected to the Board. In addition, it is the policy of the Board that employee-directors (other than the Chief Executive Officer) resign from the Board upon their retirement from Mosaic. The Board also has a policy that any nonemployee director or the Chief Executive Officer of Mosaic submit his or her resignation if he or she has a material change in employment, is the subject of media attention that reflects unfavorably on his or her continued service on the Board or has an unresolved conflict of interest with Mosaic. The Board shall accept or reject the resignation based on the best interests of Mosaic.

Communications with the Board

The Corporate Governance and Nominating Committee believes that accessibility to the members of the Board is an important element of our corporate governance practices and has adopted a policy regarding communications with the Board. Our Board has ratified this policy. The policy sets forth the methods of communication with the Board as a whole and with individual directors. Pursuant to the policy, our Senior Vice President, General Counsel and Corporate Secretary serves as confidential intermediary between stockholders or other interested parties and the Board.

Stockholders and interested parties are offered several methods for communication with the Board, including via e-mail and through a toll-free telephone number monitored by the office of our Senior Vice President, General Counsel and Corporate Secretary. They may:

•	contact our Board via our toll-free telephone number at (800) 461-9330 inside the United States, or call collect to (720) 514-4400 outside the United States;

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send written communication in care of our Senior Vice President, General Counsel and Corporate Secretary at The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441;

•	send e-mail messages to our Board, including the presiding director of our nonmanagement directors or the nonmanagement directors as a group, to directors@mosaicco.com; or

•	send communications relating to accounting, internal accounting controls or auditing matters by means of e-mail messages to auditchair@mosaicco.com.

Stockholders making such communication are encouraged to state that they are security holders and provide the exact name in which their shares are held and the number of shares held.

It is the responsibility of our Senior Vice President, General Counsel and Corporate Secretary to process in a timely manner each communication from stockholders or other interested parties and to forward such communications:

•	for communications addressed to the Board of Directors as a whole, to the Chairman of the Board;

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for communications to the presiding director of the nonmanagement directors’ private sessions or the nonmanagement directors as a group, to the director designated by the Corporate Governance and Nominating Committee;

•	for communications addressed to a committee of the Board, to the chair of such committee;

•	for communications addressed to an individual director, to such named director; and

•	for communications relating to accounting, internal accounting controls or auditing matters, to the members of the Audit Committee.

“Spam” such as advertising, solicitations for business, requests for employment or requests for contributions will not be forwarded.

Our Senior Vice President, General Counsel and Corporate Secretary, or a member of his staff under his direction, may handle in his discretion any communication that is described within any of the following categories. In that case, he will provide a copy of the original communication to the Chairman of the Board (or to the chair of the Corporate Governance and Nominating Committee) and advise him of any action taken with respect to the communication:

•	routine questions, complaints and comments that management can appropriately address;

•	routine invoices, bills, account statements and related communications that management can appropriately address;

•	surveys and questionnaires; and

•	requests for business contacts or referrals.

Our Senior Vice President, General Counsel and Corporate Secretary, or a member of his staff, will forward any communications not clearly addressed as set forth above to the Chairman of the Board for handling.

Our Senior Vice President, General Counsel and Corporate Secretary, or a member of his staff under his direction, will maintain a summary log of all communications (other than those excluded as described above), and on a periodic basis will provide to the Chairman of the Board (or to the chair of the Corporate Governance and Nominating Committee) a copy of all log entries made (to the extent any communications have been received) since the immediately preceding report was provided to him. Our Senior Vice President, General Counsel and Corporate Secretary will promptly provide to any director, upon his or her request, a copy of any part of, or all, of the log.

Any director receiving such communications may, at his or her discretion, forward copies of any such communications to any other directors, any Board committee, the other nonmanagement directors or the entire Board for information and/or action as deemed appropriate.

The full text of our policy regarding stockholder communications with the Board of Directors is available on our website at www.mosaicco.com under the “Investors—Corporate Governance” caption.

Policy and Procedures Regarding Transactions with Related Persons

Our Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has adopted a Related-Person Transactions Approval Policy. A copy of the policy is available on our website at http://www.mosaicco.com under the “Investors—Corporate Governance” caption.

This policy delegates to our Corporate Governance and Nominating Committee responsibility for reviewing, approving or ratifying transactions with certain “related persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of our directors or executive officers, certain of our stockholders and members of their immediate family.

Separate policies and procedures are applicable to transactions between us and Cargill. These policies and procedures are administered by our Special Transactions Committee. A description of these policies and procedures is described below under “Certain Relationships and Related Transactions—Special Transactions Committee and Transactions with Cargill.”

Our Related-Person Transactions Approval Policy applies to transactions that involve a related person where we are a participant and the amount involved exceeds, or is reasonably expected to exceed, $100,000, or in which the related person otherwise has a direct or indirect material interest, as well as any amendment or modification to an existing related-person transaction.

Related-person transactions under the policy do not include:

•	Any transactions between us and Cargill, which are covered under separate policies and procedures referred to above;

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Any transaction that involves compensation to a director (if such arrangement has been approved by our Board) or executive officer (if such arrangement has been approved, or recommended to the Board for approval, by the Compensation Committee of our Board or is otherwise available generally to all of our salaried employees) in connection with his or her duties to us, including the reimbursement of business expenses incurred in the ordinary course in accordance with our expense reimbursement policies that are applicable generally to all salaried employees; or

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Any transaction where the related person’s interest derives solely from the fact that he or she serves as a director or officer of a not-for-profit organization or charity that receives donations from us in accordance with a matching gift program of ours that is available on the same terms to all of our employees.

In determining whether to approve or ratify a related-person transaction, the Corporate Governance and Nominating Committee will consider, among others, the following factors to the extent it deems relevant:

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Whether the terms of the related-person transaction are fair to us and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with a director, executive officer or 5% stockholder of ours;

•	Whether there are demonstrable business reasons for us to enter into the related-person transaction;

•	Whether the related-person transaction could impair the independence of a director under our Director Independence Standards;

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Whether the related-person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship, and any other factors our Corporate Governance and Nominating Committee deems relevant; and

•	Whether the related-person transaction is permitted under the covenants pursuant to our material debt agreements.

Any member of our Corporate Governance and Nominating Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the related-person transaction, but may, if so requested by the Chair of the Corporate Governance and Nominating Committee, participate in some or all of the Corporate Governance and Nominating Committee’s discussions of the related-person transaction. Any related-person transaction that is not approved or ratified, as the case may be, will be voided, terminated or amended, or such other actions will be taken in each case as determined by the Corporate Governance and Nominating Committee so as to avoid or otherwise address any resulting conflict of interest.

Code of Business Conduct and Ethics

Our Board of Directors and management are dedicated to sound corporate governance principles. Our Code of Business Conduct and Ethics (the “Code of Ethics”) is a statement of our high standards for ethical and legal compliance, and it governs the manner in which we conduct our business. All of our employees, officers, directors, agents and representatives, including consultants, are expected to comply with our Code of Ethics. A copy of our Code of Ethics is available on our website at www.mosaicco.com under the “Investors—Corporate Governance” caption and is available in print free of charge to any stockholder upon written request addressed to our Corporate Secretary at The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following discussion should be read in conjunction with the various tables and accompanying narratives appearing in this proxy statement under “Executive Compensation Tables” beginning on page 39. Those tables and narratives provide more detailed information regarding the compensation and benefits awarded to, earned by or paid to our Chief Executive Officer and President (“CEO”) and the other executive officers named in the Fiscal 2008 and 2007 Summary Compensation Table on page 39 (collectively, the “Named Executive Officers”), as well as the compensation programs in which the Named Executive Officers are eligible to participate.

Overview

The following provides a brief overview of the more detailed disclosures set forth in our Compensation Discussion and Analysis:

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Our Compensation Committee and our management establish the compensation philosophy of Mosaic. Our compensation philosophy seeks to align our strategic interests with our stockholders' interests and to optimize our ability to attract, retain and motivate key employees to create stockholder value.

•	Our Compensation Committee also oversees the design and administration of our compensation program for executive officers and other key employees.

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We provide our executive officers with the following principal types of compensation: base salary, annual incentives and long-term incentives, as well as benefit programs designed to attract and retain employees in a competitive marketplace for executive talent.

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We target compensation for our executive officers to be competitive with the evolving practices of the companies with which we believe we compete for executive talent. The pay positioning of individual executive officers is established based on the judgment of our Compensation Committee and/or Board about these competitive market practices as well as other factors they believe to be relevant.

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Our Compensation Committee seeks input and recommendations from management as well as advice and recommendations from Hay Group, Inc., the independent compensation consultant retained by our Compensation Committee.

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We embrace a pay-for-performance philosophy for our executive officers, in which incentive compensation represents a large portion of potential compensation. Our annual incentive compensation program ties payouts to achievement of annual goals, while our long-term incentive compensation consists of stock-based awards that tie compensation levels to the performance of our stock price over time and serve as a tool for our retention of key management talent.

Role of Our Compensation Committee in Executive Compensation

The Compensation Committee of our Board is responsible for establishing with our management the compensation philosophy of Mosaic. It is also responsible for overseeing the design and administration of our compensation programs for our executive officers, as well as other key employees designated by our Compensation Committee. Among other responsibilities of our Compensation Committee under its charter as amended on April 16, 2008 are:

•	CEO Compensation:

•	Reviewing and recommending to our Board the amount and nature of direct compensation paid to our CEO; and

•	Establishing the amount and nature of benefit programs for our CEO.

•	Other Executive Officers' Compensation. Establishing the amount and nature of direct compensation and benefits for our other executive officers.

•	Severance, Change in Control and Other Termination Arrangements:

•	Reviewing and recommending to our Board the levels of compensation under severance, change in control and other termination arrangements for our CEO;

•	Establishing any change in control and other termination arrangements for our other executive officers; and

•	Adopting appropriate forms of agreements reflecting such arrangements.

•	Incentive Plans:

•	Reviewing and recommending to our Board any performance goals, thresholds and maximum payout percents under cash and equity incentive plans for executive officers;

•	Recommending to our Board awards under these plans to our CEO; and

•	Approving awards under these plans to our other executive officers.

•	Other Benefit Plans. Overseeing the design and administration of our stock option, incentive and other executive benefit plans.

Amendments made to our Compensation Committee’s charter on April 16, 2008 reflect the Committee’s recommendation that all direct compensation to our CEO be submitted to our Board. Prior to the amendments, the charter permitted the Committee to approve direct compensation to our CEO without submission to our Board if the Committee chose to do so. The Committee believes that this change reflects best practice with respect to CEO compensation. Our Compensation Committee may in its discretion also refer to the full Board for consideration matters within the Committee's approval authority.

Our Compensation Committee’s charter provides it with the authority to retain counsel and other experts and consultants as appropriate to discharge its duties and responsibilities. Our Compensation Committee has sole authority to select, retain and terminate our independent compensation consultant and to approve the consultant's fees and other retention terms.

Our Compensation Committee’s decisions are based on its understanding of Mosaic, our long-term strategies and the market for comparable positions, as well as its knowledge of the capabilities and performance of our executives.

Compensation Philosophy and Objectives

Our underlying philosophy in designing compensation policies and programs is to align our strategic interests with our stockholders’ interests and to optimize our ability to attract, retain and motivate key executives to create stockholder value. Within this overall compensation philosophy, the specific objectives set by our Compensation Committee are:

•	Total direct compensation will be established around the median of the competitive market, with the ability to earn more for superior performance; and

•	Actual compensation will be positioned relative to market, as appropriate, based on Mosaic’s performance and the individual’s performance.

We believe that directly linking compensation to achievement of the business priorities that our Board has established best serves stockholder interests and creates stockholder value. We believe that this occurs both by motivating our key executives to achieve those business priorities and by attracting and retaining key executives by affording them the opportunity to impact their total compensation. We intend that total compensation to employees, including base salary, annual incentives, long-term incentives and benefits, be consistent with the compensation philosophy adopted by our Compensation Committee described above.

Compensation to our executive officers consists of:

•	Direct compensation:

•	base salary to provide a fixed compensation level competitive in the marketplace;

•	annual cash incentives to motivate short-term performance against specified financial targets;

•	long-term incentives to link management compensation to stockholder returns; and

•	Benefit programs designed to attract and retain employees in a competitive marketplace for executive talent:

•	health care, such as group life, health and disability insurance programs that are generally available to salaried employees;

•	retirement programs that are generally available to salaried employees;

•	deferred compensation programs that are generally available to key employees;

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perquisites, generally consisting of executive physicals, financial and tax planning, relocation and education assistance and spouse travel designed to optimize the ability of our executives to devote their attention to our affairs and/or to facilitate accomplishment of our business objectives; and

•	severance and change in control agreements designed to provide protection against job loss due to reasons beyond the executive's control.

We discuss the separate components of our compensation to our executive officers in more detail under “Compensation Components and Process” on page 24 below.

Benchmarking

We benchmark our executive compensation against a comparison group of what we consider to be peer companies, which we refer to as our comparator group. We use information about our comparator group's compensation practices as a significant tool in our assessment of the competitiveness of our executive compensation programs. For executives outside the U.S., our Compensation Committee may also consider broader local market data if it believes that the comparator group data may not adequately reflect the competitive marketplace for executive talent in which the executive is employed. We also review, from time to time, other market data and information that is available publicly and consider other reputable surveys and information and broader market trends in making decisions that we believe are in our best interests and those of our stockholders.

Our Compensation Committee selects the components of our comparator group, with the assistance of our management and our Compensation Committee’s independent compensation consultant. The comparator group consists of fertilizer, general agricultural and mining companies that we believe comprise a reasonably representative sample of the companies with which we compete for executive talent. Our Compensation Committee reviews the composition of our comparator group annually. During our fiscal year ended May 31, 2008, or fiscal 2008, our Compensation Committee's review included consideration of the significant developments in the prices and markets for our products, as well as the participation of the Committee's new independent compensation consultant initially retained at the end of 2007 and that of our new CEO and Vice President—Human Resources, both of whom were elected to their present positions effective in 2007. Criteria used by our Compensation Committee in its review included, among other factors, comparability of size (primarily based on revenue, as well as market capitalization and assets), industry, international geographic scope and complexity of business. As a result of the review in fiscal 2008, the Committee adjusted the members of our comparator group for fiscal 2009. The Committee believes the adjusted composition of our comparator group for fiscal 2009 better reflects our current size, scale and scope in light of the developments in our business, as well as the cyclical nature of the agricultural industry of which we are a part. Our comparator groups for fiscal 2009 and fiscal 2008 are comprised of the following companies:

COMPARATOR GROUP

Fiscal 2009	Fiscal 2008
Agrium Inc.	Agrium Inc.
Air Products & Chemicals, Inc.	Air Products & Chemicals, Inc.
Ashland Inc.	Avery Dennison Corporation
Baker Hughes Incorporated	Baker Hughes Incorporated
Bunge Limited	Brunswick Corporation
Celanese Corp	Cameco Corporation
CF Industries Holdings, Inc.	CF Industries Holdings, Inc.
CNH Global N.V.	Corn Products International, Inc.
Deere & Company	Eastman Chemical Company
Eastman Chemical Company	Ecolab, Inc.
Ecolab, Inc.	FMC Corporation
Freeport-McMoRan Copper & Gold Inc.	Hormel Foods Corporation
MeadWestvaco Corporation	IPSCO Inc.
Monsanto Company	Lyondell Chemical Company
NOVA Chemical Company	MeadWestvaco Corporation
Peabody Energy Corporation	Monsanto Company
Potash Corporation of Saskatchewan Inc.	NOVA Chemical Company
PPG Industries, Inc.	Potash Corporation of Saskatchewan Inc.
Praxair, Inc.	PPG Industries, Inc.
Rohm and Haas Company	Praxair, Inc.
Rohm and Haas Company
The Clorox Company
The Scotts Miracle-Gro Company
The Sherwin-Williams Company
The Valspar Corporation
Vulcan Materials Company

In setting executive pay, we target compensation to be competitive with the evolving practices of our comparator group. The pay positioning of individual executive officers varies based on our Compensation Committee’s and/or Board’s judgment regarding such factors as they determine to be relevant. Historically, factors our Compensation Committee and/or Board commonly considered in particular cases have included the executive officer’s competencies, skills, experience, compensation history including the historic practices of our predecessor companies, performance, level of responsibilities compared to comparator group levels, and competitive compensation in the locale in which the executive is employed, as well as our organizational structure and internal pay relationships.

Role of Executive Officers in Compensation Decisions

Our compensation practices are the result of a continuing interaction between our Compensation Committee and management. It is the role of management to operate the business and the role of our Board and Compensation Committee to oversee management’s actions. Our CEO and our Vice President—Human Resources generally attend meetings of our Compensation Committee. They are not generally present during executive sessions. They do not participate in the deliberations regarding their own compensation.

Our Compensation Committee routinely seeks advice and recommendations from management on matters for consideration by our Compensation Committee because management's role in operating the business includes attracting, retaining and motivating our workforce and focusing our workforce's attention on our established goals. These matters include compensation philosophy and program design, as well as specific recommendations for executive compensation. Management’s advice and recommendations are primarily formulated by our Human

Resources Department, with the oversight of our CEO, our Vice President—Human Resources and our Senior Vice President, General Counsel and Corporate Secretary. Management’s advice and recommendations reflect, among other things, an ongoing dialog among the members of our Compensation Committee, our Board and management and input from the independent compensation consultant retained by our Compensation Committee.

Our CEO, Vice President—Human Resources and independent compensation consultant annually review with the Committee and the Chairman of our Board the compensation of each executive officer (other than our CEO) and present compensation recommendations to our Compensation Committee. Our Compensation Committee reviews these recommendations against our stated compensation philosophy and past performance, and exercises its discretion in adopting or changing its compensation decisions or its recommendations to the full Board for its review, discussion and approval.

Our Compensation Committee annually reviews and recommends to the Board for approval corporate goals and objectives relevant to the compensation of our CEO and the direct compensation of our CEO based on his performance evaluation. The Chairman of our Board and the other non-employee directors participate with our Compensation Committee in reviewing the performance of our CEO. Our Compensation Committee also reviews and recommends to the full Board for approval the levels of compensation payable under any employment, severance, change in control or similar compensation arrangements for our CEO, and approves benefits and the forms of any compensation agreements for our CEO.

Independent Compensation Consultant

Hay Group Inc. is our independent compensation consultant. Hay Group furnishes independent advice to our Compensation Committee, and regularly attends and participates in its meetings as requested by our Compensation Committee. Their engagement includes, among other matters:

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ongoing review of existing programs and levels of compensation to ensure market competitiveness (including, among other matters, compilations of data regarding compensation practices of our comparator groups and other companies, information regarding other market practices, as well as current practices and evolving trends in executive compensation);

•	recommendations for the design of our executive management compensation and severance and change in control policies based on all relevant factors;

•	advice and consultation on our reward philosophy;

•	advice on the composition of our comparator group;

•	advice on our Compensation Discussion and Analysis;

•	advice on specific matters under consideration by our Compensation Committee; and

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furnishing management with advice and information with respect to preparation and validation of materials and recommendations relating to compensation prepared by management for our Compensation Committee or Board.

In accordance with our Compensation Committee's charter, the Committee or its Chair retains, and approves the services of and fees to, Hay Group. Hay Group also has access to and works with management regarding relevant aspects of Hay Group's engagement, including understanding our strategy, structure, how work processes and culture will impact the formulation and implementation of compensation philosophy, comparator groups, competitive pay positioning, specific executive compensation philosophies and other matters.

Compensation Components and Process

The primary elements of our direct compensation programs for executives are: (1) base salary, (2) annual incentives and (3) long-term incentives. In order to attract, retain and motivate employees who add distinctive value to Mosaic, our compensation focus includes all three of these elements of total compensation.

We intend our compensation programs to be competitive in the industries and areas in which we compete for talent and to reflect the scope and responsibilities of the executive’s role. We design our programs to reward performance, with both annual and long-term incentives directly linked to performance of the individual, the business unit, the overall organization and/or our stockholder value. All performance measures are aligned with our business goals. In addition, our Compensation Committee considers the annual reviews of an executive officer’s performance in setting or recommending to our Board the direct compensation of the executive officer for each fiscal year.

In addition to direct compensation, we also have agreements with our executive officers that furnish them protection in connection with severance and changes in control. Our executive officers are also entitled to participate in employee benefit plans.

The elements of direct compensation, severance and change in control provisions and employee benefit plans are discussed in more detail in the following paragraphs:

Base Salary. We establish base salary levels for executive officers based on our Compensation Committee’s review of performance, market trends and surveys of comparator group compensation levels. Our Compensation Committee also considers other factors, including broader local market data for executives outside the U.S., as discussed above under “Benchmarking.” Our Compensation Committee reviews base salary levels annually, but adjustments to individual base salaries are not automatically made on an annual basis. We discuss the base salaries of our Named Executive Officers in more detail under "CEO Compensation" on page 35 below and "Increases in Other Named Executive Officers' Compensation in Fiscal 2008" on page 36 below.

Annual Incentives. For fiscal 2008, annual incentives for key managers, including executive officers, consisted of awards under our Management Incentive Plan. For fiscal 2007, annual incentives for key managers consisted of awards under our Management Incentive Plan and a Synergy Incentive Plan that has expired.

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Fiscal 2008 and 2007 Management Incentive Plan. Our Management Incentive Plan was established pursuant to our 2004 Omnibus Stock and Incentive Plan, which we refer to as our Omnibus Incentive Plan. Participants are eligible for annual cash incentive compensation based upon the attainment of pre-established business and/or individual performance goals.

Under the plan, our Compensation Committee establishes an individual target annual incentive amount for each participant based on the same types of factors as are used for setting base salary. Our Compensation Committee reviews target percentages annually. Target annual incentive awards for the Named Executive Officers for fiscal 2008 were as follows:

Named Executive Officer	Target as a Percent of Base Salary	Target in Dollars
James T. Prokopanko	100%	$850,000
Lawrence W. Stranghoener	75%	390,000
Steven L. Pinney	65%	247,000
Richard L. Mack	65%	260,000
Norman B. Beug	65%	249,941

Our Board of Directors, after recommendations by our Compensation Committee, pre-establishes performance goals under the program for our executive officers each fiscal year. For fiscal 2008, the performance goals were measured against our attainment of the following performance measures:

•	operating earnings plus equity in net earnings of nonconsolidated companies, which we refer to as operating and equity earnings; and

•	net cash flow, defined as net cash provided by operations plus proceeds from sales of assets and minus capital expenditures.

Our Board of Directors chose the operating and equity earnings and net cash flow measures because they believed these measures were important measures of, among other things, our ability to generate value for stockholders and reduce our long-term indebtedness, which were important objectives of ours for fiscal 2008.

For fiscal 2008, the weightings of the performance measures varied by role. For Corporate executive officers (those who were not leaders of our business segments), these performance measures were based on the operating and equity earnings and the net cash flow of Mosaic and consolidated subsidiaries. The performance measures for executive officers who are leaders of our business segments were based partly on consolidated results and partly on operating and equity earnings and net cash flow of their business segments. The following table shows the weightings of each measure for awards to our Corporate executive officers and for executive officers who are leaders of our business segments:

Role	Corporate Performance Measures		Business Unit Performance Measures
	Consolidated Operating and Equity Earnings	Consolidated Net Cash Flow	Business Unit Operating and Equity Earnings	Business Unit Net Cash Flow
Corporate Executive Officers	50%	50%	—	—
Business Unit Leaders	30%	30%	20%	20%

An individual’s potential payout under the program would equal that individual’s target annual incentive amount if we slightly exceeded the fiscal 2008 budget established by our Board of Directors for operating and equity earnings and achieved the fiscal 2008 budget for net cash flow. Our Compensation Committee set the level of operating and equity earnings necessary for achieving an individual's target annual incentive amount above the budgeted level of operating earnings in order to heighten participants' motivation to take actions to surpass our fiscal 2008 budget.

We also established a threshold of performance below which no payout would be made and a maximum payout percent. We established the threshold and the maximum for each performance measure based on our Compensation Committee’s and Board’s judgment about the anticipated range of acceptable performance and management’s ability to affect the degree of performance.

The maximum payout percent for the operating and equity earnings measure was 200% and for the net cash flow measure was 250%. Unless the threshold for payout under the consolidated operating and equity earnings measure was met, no payout would be made under the Management Incentive Plan. Once the target level for the fiscal 2008 operating and equity earnings measure was achieved, the fiscal 2008 Management Incentive Plan accelerated the rate at which improvement in operating and equity earnings would increase payouts to participants compared to the rate at which improvement would increase payouts after we achieved the threshold level and until we achieved the target level. Our Compensation Committee adopted this accelerated rate in order to heighten participants' motivation to exceed the target level and further align management's interests with those of our stockholders.

The following charts show the fiscal 2008 payout percentages based on varying degrees of attainment of the Corporate, Phosphates Business Segment and Potash Business Segment performance measures ($ in millions):

Corporate Performance Measures

Phosphates Business Unit Performance Measures

Potash Business Unit Performance Measures

The actual payout to each of our current executive officers for fiscal 2008 was equal to that individual’s target annual incentive amount multiplied by (1) the weighting factor for each performance measure for that individual; and (2) the percentage of attainment of the applicable performance goal for that measure as shown in the charts above.

For fiscal 2008, payouts under our Management Incentive Plan:

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for executive officers other than the leader of our Potash business segment, were at 225% of target because we exceeded the maximums for all of the Corporate and Phosphates business segment performance measures; and

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for the head of our Potash business segment, was at 218% of target because we exceeded the maximums for the Corporate performance measures and our Potash business segment's operating and equity earnings measure and our Potash business segment achieved 221.5% of target for its net cash flow measure.

The amounts awarded to each Named Executive Officer for fiscal 2008 and fiscal 2007 are included in the “Non-Equity Incentive Plan Compensation” column in the Fiscal 2008 and 2007 Summary Compensation Table.

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Management Incentive Plan Design Changes for Fiscal 2009. Because of the changes in our leadership that occurred in 2007 and the evolution of our strategic direction, our Compensation Committee, upon the recommendation of management, engaged in a comprehensive review of our Management Incentive Plan design for fiscal 2009. As a result of this review, our Board, upon the recommendation of the Compensation Committee, has modified the plan performance metrics for fiscal 2009 to better align the plan with our current short-term and long-term business strategy, including growth in revenue and operating earnings. The two Corporate performance measures for fiscal 2009 are (i) operating earnings and (ii) average working capital. As in prior years, the Corporate performance measures apply to all of our Corporate executive officers. The performance measures for executive officers who are leaders of our business segments are based 60% on the Corporate performance measures and 40% on operating earnings and average working capital of their respective business segments. Both the Corporate performance measures and the business segment performance measures are weighted 80% on the operating earnings measure and 20% on the average working capital measure. The maximum payout percent for both the operating earnings measure and the average working capital measure is 225%. The plan also continues to have a minimum level for both the operating earnings measure and the average working capital measure at which payments begin. In addition, the plan has a separate threshold for the operating earnings measure below which no payout will be made under the average working capital measure. That threshold level of operating earnings necessary for a payout under the working capital measure is lower than the minimum level of operating earnings necessary for a payout under the operating earnings measure.

Our Compensation Committee chose to eliminate equity earnings as a component of the operating earnings measure because equity earnings are from investments in which we have an ownership stake of 50% or less, as a result of which management has less ability to influence equity earnings in the short-term. Our Compensation Committee replaced the former net cash flow measure in favor of the average working capital measure because the Committee believes that the average working capital measure:

•	more directly focuses on key areas that management can impact in the short-term such as inventory, accounts receivable and accounts payable;

•	requires effective management of asset utilization and balance with the operating earnings measure;

•	requires continuous focus on working capital levels through the year rather than only at year-end; and

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promotes attention to budgeted capital expenditure levels and efficiency as we transition from our former goal of generating cash to reduce our level of indebtedness which we completed in fiscal 2008 to reinvesting in and growing our business.

Our Compensation Committee believes that the revised measures and their respective weightings will also encourage management to optimize working capital at a level that maximizes operating earnings.

We increased the weighting of the operating earnings measure for fiscal 2009 to 80% compared to 50% for the operating and equity earnings measure used for fiscal 2008 in order to emphasize our focus on profitability and the alignment of the plan with the interests of our stockholders. The increased focus on the operating earnings measure reflects, in part, the significant opportunities to increase revenues and earnings in our current market environment and our determination to balance constraints on growth in revenues and earnings that could result from an excessive focus on minimizing working capital with our long-term goal of optimal working capital management, which we believe is important in the cyclical market in which we operate.

The factors we consider in determining the level of performance at which an individual's payout will equal that individual's target annual incentive amount continue to include budgeted levels for the relevant performance measure, but our Compensation Committee also considers other factors. These factors include, for the operating earnings measure, analysts' expectations for Mosaic and its competitors and a level of return on invested capital that the Committee deems appropriate, and for the average working capital measure includes our budgeted sales growth rate. We believe that consideration of analysts' expectations and return on invested capital should more effectively align our annual incentive compensation with stockholder interests, while consideration of the budgeted sales growth rate will facilitate a focus on optimizing rather than merely minimizing working capital levels.

We intend that the fiscal 2009 maximum payout level of 225% for both the operating earnings measure and the average working capital measure be essentially the same in total as the fiscal 2008 maximum payout levels of 200% for the operating and equity earnings measure and 250% for the net cash flow measure. We believe that the 225% maximum level is slightly above the market practice of our comparator group but is appropriate for fiscal 2009 in order to help motivate employees to capture the benefit of the current exceptional agricultural market opportunities for our stockholders, and also to provide an incentive opportunity that is more consistent with prior year awards in light of the expiration of the former Synergy Incentive Plan. We expect to reevaluate our maximum payout level each year as business circumstances change.

We set the threshold of operating earnings that is necessary for a working capital measure payout at a level lower than the minimum level of operating earnings necessary for a payout under the operating earnings measure in order to help provide a continued performance incentive to participants for optimizing our working capital levels if volatility in the agricultural markets and raw materials prices were to adversely affect the operating earnings measure.

• Synergy Incentive Plan. For fiscal 2007 and prior years, in addition to the Management Incentive Plan, annual incentives included awards under a Synergy Incentive Plan. The Synergy Incentive Plan was designed to promote the achievement of synergies from the business combination between IMC and the fertilizer businesses of Cargill. This special plan was in effect only for each of our first three fiscal years, and ended May 31, 2007. As a result, there were no payouts under this plan for fiscal 2008.

Pursuant to the Synergy Incentive Plan, key managers, including executive officers, were eligible for additional annual cash incentive compensation. We established a bonus pool for each fiscal year based upon attainment of levels of annual pre-tax synergies, calculated on an annual run-rate basis, resulting from the combination that our Board, as recommended by our Compensation Committee, pre-established.

Long-Term Incentives. Long-term incentive awards are made under our Omnibus Incentive Plan in the form of non-qualified stock options to purchase our common stock and restricted stock units providing grants of our common stock. We use an annual grant of stock options and restricted stock unit awards shortly after the beginning of each fiscal year as a significant component of our executive compensation package. We believe these equity-based awards help align the interests of executive officers and other key employees with those of our stockholders by tying significant portions of the participants’ compensation to the market price of our common stock.

Key terms of our stock options and restricted stock units are that:

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Stock options generally become exercisable in equal annual installments in the first three years following the date of grant, expire ten years after the date of grant, and allow grantees to purchase our common stock at the full market price of our common stock on the day the options were granted. Upon termination of employment, option installments that are vested are generally exercisable for three months after termination; unvested installments generally terminate. The Omnibus Incentive Plan expressly prohibits the repricing of options or granting options with exercise prices less than the fair market value of our common stock on the date of grant; and

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Restricted stock unit awards provide grants of our common stock that vest after a period of continued employment with us, which is generally three years. Prior to vesting, restricted stock units granted in fiscal 2008 and prior years generally terminate upon termination of employment and do not include voting or dividend rights. In light of our implementation of a quarterly dividend beginning in the first quarter of fiscal 2009, restricted stock unit awards in fiscal 2009 include dividend equivalents which will be paid at the same time as we issue shares of our common stock to participants after the awards vest. Based upon independent survey data, we believe the inclusion of dividend equivalents in restricted stock unit awards is a common and competitive market practice.

•	Stock options and restricted stock units granted in fiscal 2008 and 2007 provide that (absent consent by our Compensation Committee):

•	unvested stock option installments held by a Named Executive Officer whose employment terminates due to death or disability vest in accordance with the normal vesting schedule;

•	following termination of employment due to death or disability, stock options are exercisable for up to the earlier of (i) five years or (ii) the remaining term of the option; and

•	restricted stock units held by a Named Executive Officer vest upon death or disability.

•	Stock options and restricted stock units granted before fiscal 2007 provide that (absent consent of our Compensation Committee):

•	stock option installments vested at the time of retirement at or after age 65, death or disability are exercisable for three years; and

•	unvested stock option installments and restricted stock units vest upon termination of employment due to retirement at age 65 or older, death or disability.

We set an estimated value for awards of stock options and restricted stock units for each executive officer based on market data for comparable positions at our comparator group companies as well as our Compensation Committee's judgment regarding internal pay equity and the future contributions to our success that we expect from the executive officer, with a view to providing market-competitive compensation. Our Compensation Committee also considers the amounts and value of outstanding awards and the potential dilutive effect on our stockholders. Estimated values for the Named Executive Officers for fiscal 2008 were as follows:

Named Executive Officer	Estimated Value as a Percent of Base Salary	Estimated Value in Dollars
James T. Prokopanko	329%	$2,800,000
Lawrence W. Stranghoener	163%	850,000
Steven L. Pinney	171%	650,000
Richard L. Mack	163%	650,000
Norman B. Beug	179%	650,000

We generally establish restricted stock unit awards for executive officers to approximate half of the aggregate dollar value of the executive officer’s total long-term incentive awards.

Once we have determined the estimated value of a participant’s long-term incentive awards and the proportion to be represented by stock options and restricted stock units, we establish the specific number of shares to be subject to the stock option and restricted stock unit awards as follows:

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Stock Options. The number of shares to be subject to stock options is calculated using a Black-Scholes option pricing model that is based upon assumptions derived from historical data regarding market prices and other data over a period of time preceding the date on which the calculation is made.

The Black-Scholes model that we use to determine the number of shares to be subject to stock options uses assumptions that are not identical to those used to determine share-based compensation expense for the stock options in our financial statements under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payments,” or FAS 123R. We discuss the assumptions we used in calculating the FAS 123R share-based compensation expense of our stock options in note 19 to our audited financial statements for fiscal 2008. We discuss the differences between the assumptions under FAS 123R and the assumptions we used in determining the number of stock option shares that we granted in fiscal 2008 and fiscal 2007 in note (3) to the Fiscal 2008 and 2007 Summary Compensation Table.

The option exercise price is set at a price equal to the closing price of our common stock as reported by The New York Stock Exchange on the date of grant of the option.

Under our current procedures generally applicable to our annual grants of long-term incentive awards, the date of our annual grant is the third trading day after issuance of our press release announcing earnings for our fourth fiscal quarter. The date of grant for other long-term incentive awards is also generally the third business day after issuance of a press release announcing quarterly earnings. We believe that this helps assure that the option exercise price reflects material information regarding Mosaic. In order to address any potential changes in circumstances between the date of action by our Compensation Committee and the date of grant, the Chair of our Compensation Committee also reviews the terms of grants immediately prior to the date of grant and has the authority to determine in his discretion that grants should not be made without further consideration by our Compensation Committee.

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Restricted Stock Units. As in the case of stock options, under our current guidelines the date of our annual grant of restricted stock units is the third trading day after issuance of our press release announcing earnings for our fourth fiscal quarter.

Under our current guidelines, the number of shares subject to the annual grant of restricted stock units in fiscal 2008 was established by dividing the estimated value of the grant by the closing price of a share of our common stock on the date of grant.

We have included information regarding restricted stock unit and stock option awards in the “Stock Awards” and “Option Awards” columns, respectively, in the Fiscal 2008 and 2007 Summary Compensation Table and in the Fiscal 2008 Grants of Plan-Based Awards Table on page 45, and information regarding stock options and restricted stock units outstanding at the end of fiscal 2008 in the Fiscal 2008 Outstanding Equity Awards at Fiscal Year-End Table on page 46.

Employee Benefits. As part of a competitive total compensation program, we also offer our executives the ability to participate in customary employee benefit programs. These benefit programs include participation in our retirement and group life, health and disability programs on the same basis as other salaried employees, as well as a deferred compensation program, perquisites and protection in the event of severance or a change in control.

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Retirement Benefits. Each of the Named Executive Officers and other salaried employees in the United States are eligible to participate in the Mosaic Investment Plan, a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code. We have similar defined contribution retirement plans that cover our full-time non-union Potash business segment employees in Canada. Norman B. Beug, the leader of our Potash business segment, participates in the Canadian plans. We have included our contributions to the accounts of the Named Executive Officers for fiscal 2008 and fiscal 2007 in the “All Other Compensation” column in the Fiscal 2008 and 2007 Summary Compensation Table. We have included a discussion of the methodology for determining our contributions, including a portion of our contribution that is based upon the level of attainment of the net cash flow performance measure under the Management Incentive Plan, and of the vesting provisions applicable to our contributions, in note (6)(b) to that table.

In addition, we have an unfunded non-qualified deferred compensation plan that has restoration provisions under which we credit the accounts of the Named Executive Officers and other key employees with amounts that would have been contributed under the Mosaic Investment Plan that exceed limitations for tax-qualified plans under the Internal Revenue Code. We have included our contributions to the accounts of the Named Executive Officers for fiscal 2008 and fiscal 2007 under our deferred compensation plan in the “All Other Compensation” column in the Fiscal 2008 and 2007 Summary Compensation Table.

We also provide restoration benefits to our full-time non-union Potash business segment employees in Canada through fully-funded contributions to participants’ accounts in an employee savings plan. Our contributions to the Canadian employee savings plan are taxable compensation to the participants. A third party holds participants’ account balances under the Canadian employees savings plan.

Pursuant to a supplemental retirement agreement entered into by IMC and Mr. Beug prior to the business combination between IMC and the fertilizer businesses of Cargill, Mr. Beug is entitled to additional retirement benefits based on his final average salary and years of credited service to us and our predecessor companies. We have set forth the aggregate change for fiscal 2008 and fiscal 2007 in the actuarial present value of Mr. Beug’s benefits under the supplemental retirement agreement in the “Change in Pension Values and Nonqualified Deferred Compensation Earnings” column in the Fiscal 2008 and 2007 Summary Compensation Table. We have set forth additional information regarding the supplemental retirement agreement, including the actuarial present value of Mr. Beug’s accumulated benefit under the agreement, the benefit formula, and the elements of compensation upon which his benefits under the agreement are determined, in the Fiscal 2008 Pension Benefits Table and accompanying narrative and notes on page 48.

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Deferred Compensation Plan. In addition to the restoration provisions discussed above under “Retirement Benefits,” our unfunded non-qualified deferred compensation plan permits the Named Executive Officers and other key employees in the United States who we select to elect to contribute from 5% to 80% of base salary and bonus to the plan. Our directors may contribute up to 100% of directors’ fees and any other compensation paid in cash. Contributions are made on a tax-deferred basis until distribution of the participant’s plan balance. A participant’s balance (including balances arising from the restoration provisions described above under “Retirement Benefits”) accrues gains or losses at rates equal to those on various investments selected by the participant. The investment alternatives are the same as are available for selection by participants as investments under the Mosaic Investment Plan, except that our common stock is excluded.

We do not have a deferred compensation plan for Canadian employees of our Potash business. Full-time non-union Canadian employees of our Potash business may elect to make after-tax contributions of up to 30% (less the participant's before-tax contributions to the tax-qualified defined contribution plans) of pay to the Canadian employees savings plan discussed in the preceding bullet.

•

Cargill Pension Plan. In addition, certain of our employees, including two of our Named Executive Officers, who were employees of Cargill before the business combination between IMC and the fertilizer businesses of Cargill, participate in Cargill’s salaried employees’ pension plan. Although no additional years of credited service are accrued under this pension plan after December 31, 2004, additional years of vesting service are credited for the purpose of determining eligibility to retire, and covered compensation for purposes of determining benefits includes compensation paid by us to the executive subsequent to the business combination.

In accordance with the merger and contribution agreement between IMC and Cargill relating to the combination, Cargill incurs the costs associated with pre-combination benefits for certain former employees of Cargill and its subsidiaries under certain pension plans, including Cargill’s salaried employees’ pension plan, and charges them to us. The amount that Cargill may charge to us for pension costs relating to all former Cargill employees may not exceed $2.0 million per year or $19.2 million in the aggregate. As of May 31, 2008, the unused portion of the $19.2 million cap was $11.2 million. Cargill is solely responsible for payment of the annual pension benefits to the participants under Cargill’s salaried employees’ pension plan.

We have included the changes for fiscal 2008 and fiscal 2007 in the actuarial present value of the accumulated benefit under Cargill’s salaried employees’ pension plan for each Named Executive Officer in the “Change in Pension Values and Nonqualified Deferred Compensation Earnings” column in the Fiscal 2008 and 2007 Summary Compensation Table. We have included additional information regarding Named Executive Officers’ benefits under the plan, including the actuarial present value of their accumulated benefits under the plan, the benefit formula, and the elements of compensation upon which benefits under the plan are determined, in the Fiscal 2008 Pension Benefits Table and accompanying narrative and notes.

•

Group Life, Health and Disability Plans. We have established group life, health and disability plans for salaried employees in the U.S. and Canada. The Named Executive Officers may participate in these plans on the same basis as other salaried employees.

•

Perquisites and Other Benefits. We furnish a limited number of perquisites to our Named Executive Officers. During fiscal 2008, we furnished the following perquisites to our Named Executive Officers that meet the threshold for reporting in the “All Other Compensation” column in the Fiscal 2008 and 2007 Summary Compensation Table under the rules of the Securities and Exchange Commission:

•

We have an executive physical exam program pursuant to which approximately 100 senior leaders, including the Named Executive Officers, are entitled to reimbursement for the costs of physicals every three years (in the case of participants under age 40), every two years (in the case of participants between the ages of 40 and 49) and annually (in the case of executives age 50 and older);

•

We have an executive financial planning program pursuant to which our executive officers, our Vice President and Treasurer, our Vice President—Tax and our Vice President—Business Development are eligible for reimbursement of up to $20,000 over a three-year period for the costs of financial and tax planning;

•

We have a corporate travel policy that covers travel expenses for business purposes by spouses of our employees, including travel to industry conferences or functions that we sponsor. Our travel policy also generally provides for a “gross-up” for taxes on amounts we reimburse under the policy that are taxable compensation to the employee;

•

We have a relocation plan that pays employees for the cost of relocation. In fiscal 2008, we provided relocation benefits under this plan to Steven L. Pinney, the leader of our Phosphates business segment. Our relocation plan also generally provides for a “gross-up” for taxes on amounts we reimburse under the plan that are taxable compensation to the employee. We relocated Mr. Pinney’s principal office from our Florida operations to our Plymouth, Minnesota headquarters and expanded his responsibilities to include longer-term strategic initiatives, a greater level of participation in our corporate leadership activities and oversight of our Supply Chain function;

•

We paid tuition and travel expenses for Richard L. Mack, our Senior Vice President, General Counsel and Corporate Secretary, to attend graduate courses to obtain a Masters degree in Business Administration at the Kellogg School of Management at Northwestern University; and

•

We furnish a company car to Mr. Beug to facilitate his travel among our Potash business segment’s facilities in Saskatchewan. We also furnished a golf club membership to Mr. Beug for business entertainment purposes. During fiscal 2008, we transferred the golf club membership to Mr. Beug and we are no longer responsible for further costs of this membership.

Severance and Change in Control Arrangements.

We have established senior management severance and change in control agreements with each of our executive officers as well as certain other officers or executives designated by our Compensation Committee and Board, in a manner consistent with our compensation philosophy and practices as discussed above. These agreements set forth the terms and conditions upon which our executive officers would be entitled to receive certain benefits upon termination of employment:

•	by us with cause;

•	by us without cause;

•	by the executive officer for good reason;

•	by the executive officer without good reason; or

•	due to the executive officer’s death or disability.

These agreements are intended by our Board, as recommended by our Compensation Committee, to:

•	help us attract and retain executive talent in a competitive marketplace;

•	enhance the prospects that our executive officers would remain with us and devote their attention to our performance in the event of a potential change in control;

•	foster their objectivity in considering a change in control proposal;

•	facilitate their attention to our affairs without the distraction that could arise from the uncertainty inherent in change in control and severance situations; and

•	protect our confidential information and prevent unfair competition following a separation of an executive officer’s employment from us.

In addition, stock options and restricted stock units under our Omnibus Incentive Plan vest upon a change in control.

The Severance and Change in Control Compensation Table on page 57, together with the accompanying narrative and notes, explains in detail the benefits under these arrangements and the circumstances under which a Named Executive Officer would be entitled to them.

CEO Compensation

On October 3, 2006, we announced that, effective January 1, 2007, James T. Prokopanko would become our CEO and President. Prior to becoming our CEO and President, Mr. Prokopanko had been our Executive Vice President and Chief Operating Officer since July 31, 2006. Before that time, Mr. Prokopanko was a Corporate Vice President of Cargill and a director of The Mosaic Company.

Our Board, as recommended by our Compensation Committee, approved compensation arrangements for Mr. Prokopanko for his service as our Executive Vice President and Chief Operating Officer that entitled Mr. Prokopanko to base salary of $525,000 per year, a target bonus under our Management Incentive Plan equal to 80% of his base salary, and long-term incentive awards under our Omnibus Incentive Plan. The long-term incentive awards were in the form of grants of stock options on August 4, 2006 (the date on which we granted awards generally under the Omnibus Incentive Plan in 2006) that we valued for compensation purposes at $550,000, and restricted stock units on that date that we valued for compensation purposes at $550,000.

In addition, in lieu of long-term incentive compensation from Cargill valued by our Board at approximately $1.8 million that Mr. Prokopanko forfeited upon his resignation from Cargill, our Board approved the payment to Mr. Prokopanko of $600,000 on July 31, 2006 and the grant to Mr. Prokopanko of additional stock options on August 4, 2006 that we valued for compensation purposes at $600,000, and restricted stock units on that date that we valued for compensation purposes at $600,000.

In connection with Mr. Prokopanko’s selection as our CEO, our Board, upon the recommendation of our Compensation Committee, modified Mr. Prokopanko’s compensation to reflect his new role and consistent with our compensation philosophy and practices as discussed above, as follows:

•	we increased his base annual salary to $750,000;

•	we increased his target bonus under our Management Incentive Plan for fiscal 2007 to 100% of his base salary;

•

we agreed to grant him long-term incentives under the Omnibus Incentive Plan valued for compensation purposes at $900,000 on the date of grant, to be comprised of 50% (in value) of stock options and 50% (in value) of restricted stock units, all of which were granted on the third trading day after our fiscal 2007 second quarter earnings release; and

•

we guaranteed him a minimum six-month bonus of $250,000 for the first two quarters of fiscal 2007, to be paid during the normal timing for payouts under our Management Incentive Plan in the summer of 2007.

Effective November 1, 2007, as part of our annual review of base salaries, our Compensation Committee approved an increase in Mr. Prokopanko's base salary to $850,000 in order to bring his compensation more in line with competitive levels.

The Fiscal 2008 and 2007 Summary Compensation Table and other tables under “Executive Compensation Tables,” together with the accompanying narratives and notes, include additional details about our compensation to Mr. Prokopanko for fiscal 2008 and fiscal 2007, including the arrangements described in the preceding paragraphs.

Increases in Other Named Executive Officers’ Compensation in Fiscal 2008

The following table shows the base salary for our other Named Executive Officers as approved as part of our Compensation Committee's annual base salary reviews in fiscal 2008 and 2007. The increases were effective November 1, 2007.

Named Executive Officer	Base Salary Established at Annual Review in Fiscal 2008 ($)	Base Salary Established at Annual Review in Fiscal 2007 ($)
Lawrence W. Stranghoener	520,000	500,000
Steven L. Pinney	380,000	380,000
Richard L. Mack	400,000	350,000
Norman B. Beug	384,524	362,833

Changes in compensation for these Named Executive Officers in fiscal 2008 were to bring their compensation more in line with competitive levels for their current roles and also reflected internal pay equity. In addition, Mr. Mack's target annual incentive award was increased from 60% to 65% as part of the fiscal 2008 review, bringing his target percentage in line with those of Mr. Pinney and Mr. Beug. The comparative amounts of base salary shown for Mr. Beug, who is an employee of our Canadian Potash business, also reflect the fact that his base salary is paid in Canadian dollars and translated to U.S. dollars for purposes of this proxy statement at the average rates we used to convert the profit and loss statements of our Potash business to U.S. dollars for each applicable fiscal year. As a result, the amounts of base salary shown for Mr. Beug are not necessarily on an entirely comparable basis with the amounts shown for the other Named Executive Officers. Our adjustment of the composition of our comparator group for fiscal 2009 may result in further changes in compensation to appropriately reflect competitive levels within the new comparator group.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of annual compensation in excess of $1 million paid to the corporation’s principal executive officer or any of its three most highly compensated executive officers (other than the principal executive officer or principal financial officer). However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of “outside directors.”

As discussed under “Corporate Governance—Committees of the Board of Directors—Compensation Committee” on page 11, three of the members of our Compensation Committee qualify as outside directors and are able to serve as a subcommittee of outside directors for purposes of meeting this aspect of the provisions of Section 162(m). In the discussion above, when we refer to action by our Compensation Committee with respect to matters required to be taken by “outside directors” under Section 162(m), we mean that the subcommittee has taken the action.

While the tax impact of any compensation arrangement is one factor to be considered, the tax impact is evaluated in light of our overall compensation philosophy. We will consider ways to maximize the deductibility of executive compensation while retaining the discretion we deem necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent.

However, from time to time we may award compensation which is not fully deductible if we determine that the award is consistent with our philosophy and is in the best interests of Mosaic and our stockholders.

Our Omnibus Incentive Plan is designed to permit employee stock options and awards under the Management Incentive Plan to meet the performance-based criteria of Section 162(m). Our restricted stock units do not meet the performance-based criteria of Section 162(m).

We also consider the impact of other tax provisions, such as the restrictions on deferred compensation set forth in Section 409A of the Internal Revenue Code, and attempt to structure compensation in a tax-efficient manner, both for our executive officers and other key managers and for our company.

Stock Ownership Guidelines

Our Compensation Committee has adopted guidelines for ownership of our stock by our executive officers. Executive officers must achieve and maintain the following levels of ownership:

•	CEO, five times base salary;

•	Executive Vice Presidents and Senior Vice Presidents, three times base salary; and

•	Other executive officers, one times base salary.

Executive officers are required to achieve their respective ownership targets within six years of the time of hire or promotion.

During fiscal 2008, our Compensation Committee, upon the recommendation of management, augmented and clarified our stock ownership guidelines to better reflect competitive practices and to further align the interests of our executive officers with those of our stockholders:

•	for purposes of determining whether an executive officer's ownership meets the required level at any particular time, the value of common stock owned is based on the current stock price at that time;

•	common stock owned includes stock held by our executive officers through our retirement plans;

•	unexercised employee stock options and unvested restricted stock units are not included towards an executive officer’s required ownership level;

•

the executive officer must hold all “net profit shares” (the shares of common stock remaining after deducting the number of shares required to be sold in order to pay tax withholding, the exercise price of employee stock options and other costs) from employee stock option exercises and the vesting of restricted stock units until an executive officer has met the required ownership level;

•	after an executive officer has met the required ownership level, the executive officer must hold at least 50% of the “net profit shares” from employee stock option exercises for at least one year; and

•	the executive officer must pre-clear any sale of stock with our General Counsel, who reviews the proposed sale with the Chair of our Board and our CEO.

Our Compensation Committee reviews each participant’s compliance or progress towards compliance annually, and may impose conditions, restrictions or limitations on any participant in order to achieve the purposes of the stock ownership guidelines. The Chair of our Board and our CEO may jointly grant exemptions in the event of hardship.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussion with management, we have recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended May 31, 2008.

Respectfully submitted,

William T. Monahan, Chair

Guillaume Bastiaens

Phyllis E. Cochran

David B. Mathis

Executive Compensation Tables

The following tables and accompanying narratives and notes summarize information about the total compensation awarded to, earned by or paid to each of our Named Executive Officers for our fiscal years ended May 31, 2008, or fiscal 2008, and May 31, 2007, or fiscal 2007.

Our Board elected James T. Prokopanko as our Executive Vice President and Chief Operating Officer effective July 31, 2006, and elected him as our Chief Executive Officer and President effective January 1, 2007. We have furnished a narrative discussion of the executive compensation arrangements for Mr. Prokopanko during this transition period under “Compensation Discussion and Analysis—CEO Compensation” on page 35. The tables below and accompanying narratives and notes include additional detail about our compensation to Mr. Prokopanko for fiscal 2008 and fiscal 2007.

We have included a narrative discussion of our compensation philosophy, processes and components and the bases upon which we make compensation decisions in the Compensation Discussion and Analysis on page 20. The following tables and accompanying narratives and notes provide quantitative data and additional information about the compensation we paid our Named Executive Officers for fiscal 2008 and fiscal 2007 and should be read in conjunction with the Compensation Discussion and Analysis.

Fiscal 2008 and 2007 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)(2)	Stock Awards ($) (3)		Option Awards ($) (3)		Non-Equity Incentive Plan Compensation ($) (2)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
James T. Prokopanko Chief Executive Officer and President(7)	2008 2007	808,333 532,386	955,554 403,706	(8) (8)	1,051,194 426,772	(9) (9)	1,912,500 975,000	— —	304,351 655,484	5,031,932 2,993,348
Lawrence W. Stranghoener Executive Vice President and Chief Financial Officer	2008 2007	511,667 468,750	959,471 732,514		518,147 435,955		877,500 767,500	— —	159,879 83,183	3,026,664 2,487,902
Steven L. Pinney Senior Vice President - Phosphate Operations and Supply Chain	2008 2007	380,000 342,083	321,986 213,561		364,615 320,248		555,750 512,130	28,000 42,000	293,359 100,485	1,943,710 1,530,507
Richard L. Mack Senior Vice President, General Counsel and Corporate Secretary	2008 2007	379,167 329,167	341,890 231,816		358,289 253,215		585,000 473,000	5,000 9,000	187,447 121,992	1,856,793 1,418,190
Norman B. Beug(10) Senior Vice President - Potash Operations	2008 2007	375,486 309,819	272,911 164,485		285,402 167,110		558,444 482,968	799,712 552,364	169,295 70,744	2,461,250 1,747,490

(1)	Reflects the dollar amount of base salary paid in the designated fiscal year.
(2)	Includes any amounts deferred at the officer’s election to the officer’s account under our qualified and non-qualified defined contribution retirement plans and under our deferred compensation plan.
(3)	Reflects the compensation cost recognized in our financial statements for the designated fiscal year with respect to restricted stock units or stock options, determined in accordance with Statement of Financial Accounting Standard 123R, or FAS 123R, except that in accordance with SEC rules, the amounts shown disregard the estimate of forfeitures related to service-based vesting conditions prescribed by FAS 123R. The assumptions used in the valuation are discussed in note 19 to our audited financial statements for fiscal 2008.

Although the model we use to determine our FAS 123R expense for purposes of our financial statements and the model we use to determine our grants of stock options both use a “Black-Scholes” methodology, the two models are different in important respects. The model we use to determine our FAS 123R expense is dictated by generally accepted accounting principles while we believe the model we use to determine our grants of stock options is more consistent with the methodology that other companies in the competitive marketplace for executive talent use to make compensation decisions. As a result, our FAS 123R expense is not the same as the estimated value of our option awards established by our Compensation Committee. The primary differences between the model that we used to determine our FAS 123R expense and the model we used to determine our grants of stock options for fiscal 2008 and fiscal 2007 are as follows:

Input	FAS 123R Model	Compensation Model	Effect on Value
Stock Price Volatility	Expected life of option, including IMC stock price history	Mosaic stock price history (from October 22, 2004 business combination between IMC and Cargill Crop Nutrition)	The FAS 123R assumption for grants through fiscal 2008 includes stock price history from IMC that is more volatile than Mosaic stock price history. This factor increases the FAS 123R valuation compared to the model we use for compensation decisions.

Term of Option	Expected life	Full ten-year term in accordance with the provisions of the option	The longer life assumed for purposes of making compensation decisions increases the value we use to determine compensation compared to the FAS 123R model.

(4)	Reflects awards under our Management Incentive Plan and, for fiscal 2007, our Synergy Incentive Plan.

Our Management Incentive Plan provides for annual cash incentive compensation to key managers, including the Named Executive Officers, based upon the attainment of pre-established business and/or individual performance goals.

Our Synergy Incentive Plan was a bonus plan established for the first three fiscal years following our formation through the business combination of IMC and the fertilizer businesses of Cargill. Pursuant to the plan, we established a bonus pool each year based upon our achievement of synergies from the combination. We determined individual awards based upon our assessment of the contributions of each participant towards achieving those synergies. Fiscal 2007 was the last year for our Synergy Incentive Plan.

The table below shows the respective amounts awarded under our Management Incentive Plan and Synergy Incentive Plan for fiscal 2007 to each Named Executive Officer:

	Fiscal 2007 Award
Name	Management Incentive Plan($)	Synergy Incentive Plan($)
James T. Prokopanko	975,000	—
Lawrence W. Stranghoener	487,500	280,000
Steven L. Pinney	312,130	200,000
Richard L. Mack	273,000	200,000
Norman B. Beug	282,968	200,000

We have included additional information about our Management Incentive Plan, including the performance measures for fiscal 2008 and the levels of performance that were achieved, under “Compensation Components and Process—Annual Incentives” on page 25 in our Compensation Discussion and Analysis. Awards under our Management Incentive Plan for fiscal 2008 were paid in August 2008.

(5)	Reflects the aggregate increase in the actuarial value of pension benefits for fiscal 2008 and fiscal 2007 under Cargill’s salaried employees’ pension plan for Messrs. Pinney and Mack, and under a supplemental retirement agreement with Mr. Beug.

The Cargill plan is a tax-qualified defined benefit pension plan under the provisions of the Internal Revenue Code. Benefits under the plan are generally based on years of service and final average salary prior to termination of employment or retirement. No additional years of credited service are accrued under Cargill’s salaried employees’ pension plan for Messrs. Pinney or Mack after December 31, 2004. Accordingly, their total credited years of service primarily reflects their service with Cargill prior to the October 22, 2004 business combination between IMC and the fertilizer businesses of Cargill through December 31, 2004. However, covered compensation for purposes of determining benefits under Cargill’s salaried employees’ pension plan for Messrs. Pinney and Mack includes post-combination compensation paid by us. In accordance with the merger and contribution agreement related to the combination, Cargill incurs the costs associated with pre-combination benefits for certain former employees of Cargill under certain pension plans, including Cargill’s salaried employees’ pension plan, and charges them to us. The amount that Cargill may charge to us under these plans for pension costs relating to all former Cargill employees may not exceed $2.0 million per year or $19.2 million in the aggregate. As of May 31, 2008, the unused portion of the $19.2 cap million was $11.2 million. Cargill is solely responsible for payment of the annual pension benefits to the participants under Cargill’s salaried employees’ pension plan.

Our supplemental retirement agreement with Mr. Beug provides additional annual retirement benefits to him over the retirement benefits that would be payable to him under (a) our retirement plans that are available to salaried Canadian employees generally and (b) a defined benefit pension plan sponsored by another company from which we acquired our Belle Plaine potash mine and in which Mr. Beug participated prior to our acquisition of that mine. Benefits under the supplemental retirement agreement are based on years of service and final average salary prior to termination of employment or retirement.

We have included additional information about these plans, including the plan measurement date, methodology and assumptions used in determining the amounts in this column, in the Fiscal 2008 Pension Benefits Table and accompanying narrative and notes on page 48.

No non-qualified deferred compensation earnings are reflected in this column because our deferred compensation arrangements do not offer above-market earnings.

(6)	The table below shows the components of compensation that are included in this column for fiscal 2008:

Name	Perquisites ($)(a)	Company Contributions to Defined Contribution Plans($)(b)	Other($)(a)(c)	Total($)
James T. Prokopanko	21,643	278,026	4,682	304,351
Lawrence W. Stranghoener	—	159,879	—	159,879
Steven L. Pinney	156,348	134,463	2,548	293,359
Richard L. Mack	69,141	118,306	—	187,447
Norman B. Beug	23,458	144,381	1,456	169,295

(a)	Perquisites include:
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An aggregate of $154,335 under our relocation policy related to Mr. Pinney's relocation of his office from the Florida offices of our Phosphates business segment to our Plymouth, Minnesota headquarters as described in “Employee Benefits—Perquisites and Other Benefits” in our

Compensation Discussion and Analysis on page 34. The relocation amounts shown include our reimbursement to Mr. Pinney of lodging, travel and shipping expenses, as well as an advance payment for the carrying costs related to our purchase of Mr. Pinney’s house, including utilities, insurance, property taxes and general maintenance, that was billed to us by the service provider we retained for the purchase. The advance payments we have made, as well as any other advance payments that we may be required to pay in the future, will be reconciled to actual costs after the house has been sold. Our relocation plan also generally provides for a “gross-up” for taxes on amounts we reimburse under the plan that are taxable compensation to the employee. In accordance with applicable SEC rules, the tax gross-up amount is included in the “Other” column in the table above. Tax gross-up payments are determined after the end of each calendar year. As a result, the tax gross-up amount included in the table above reflects the amount reimbursed to Mr. Pinney for calendar 2007;

•	Our payment of tuition and travel expenses for Mr. Mack to attend graduate courses to obtain a Masters degree in Business Administration at the Kellogg School of Management at Northwestern University;

•	Our incremental costs for personal use by Mr. Beug of:

•	a company car that we furnish to Mr. Beug in order to facilitate his travel among our Potash business segment’s facilities in Saskatchewan; and

•

a golf club membership we furnished to Mr. Beug for business entertainment purposes, as well as our out-of-pocket cost to transfer the golf club membership to Mr. Beug. We are no longer responsible for further costs of this membership;

•	Amounts paid under our executive physical exam program for Mr. Prokopanko, Mr. Pinney and Mr. Beug;

•	Amounts paid under our executive financial planning program for Mr. Prokopanko and Mr. Beug.

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Amounts reimbursed under our travel policy for travel by the spouses of Mr. Prokopanko, Mr. Pinney and Mr. Beug to industry conferences or functions that we sponsored. Our travel policy also generally provides for a “gross-up” for taxes on amounts we reimburse under the policy that are taxable compensation to the employee. In accordance with applicable SEC rules, the tax gross-up amounts are included in the “Other” column in the table above. Tax gross-up payments are determined after the end of each calendar year. As a result, the tax gross-up amount included in the table above reflects the amount reimbursed for calendar 2007.

The incremental cost to us of perquisites for fiscal 2008 did not exceed $10,000 for any other Named Executive Officer.

(b)	Reflects our contributions for Named Executive Officers who are employees in the U.S. to the Mosaic Investment Plan, a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code, and to the accounts of each such officer under deferred compensation arrangements reflecting amounts that would have been credited to their accounts in the plan but for limitations under the Internal Revenue Code, as well as our contributions to the account of Mr. Beug, who is employed by our Canadian Potash business, under our Canadian defined contribution plans.

Mosaic Investment Plan

We contribute the following amounts to the Named Executive Officers’ accounts in the Mosaic Investment Plan:

•	We match the first 3% of the participant’s contributions and half of the next 3% of the participant’s contributions. These contributions vest immediately.

•	We contribute an amount each year equal to a percentage of the participant’s eligible pay, consisting of base salary and bonuses (including those under the Management Incentive Plan and,

for fiscal 2007, the Synergy Incentive Plan). The percentage of the participant’s pay that we contribute increases with the participant’s age. For pay up to the social security wage base, the percentage we pay ranges from 3% for participants under age 30 to 9% for participants age 60 and older. For pay in excess of the social security wage base, we pay an additional 3% over the age-based award. The social security wage base for calendar 2007 was $97,500 and for calendar 2008 is $102,000. These contributions vest once we have employed the participant for at least three years. Our contributions to Mr. Prokopanko’s account are not vested because we have employed him for less than three years. Prior to vesting, Mr. Prokopanko would forfeit these contributions upon a termination of his employment.

•

We also make a discretionary non-elective employer contribution. Our Compensation Committee has determined to base the discretionary non-elective employer contribution on our achievement of performance goals under our Management Incentive Plan. For fiscal 2008, we determined the amount of the discretionary non-elective employer contribution based on the net cash flow measure under the plan, as follows:

(dollars in millions)

Net Cash Flow	$369.3	$615.5	$861.7
Contribution	0%	1.0%	2.0%
(Percent of participant’s eligible pay)

Based on the formula in the table above, for fiscal 2008 we made discretionary non-elective employer contributions to participants’ accounts of 2.0% of calendar 2007 eligible pay.

These contributions vest once we have employed the participant for at least three years. Our contributions to Mr. Prokopanko’s account are not vested because we have employed him for less than three years. Prior to vesting, Mr. Prokopanko would forfeit these contributions upon a termination of his employment.

Contributions that we would have made under the Mosaic Investment Plan that exceed limitations for tax-qualified plans under the Internal Revenue Code are contributed to our unfunded non-qualified deferred compensation plan. We have included additional information about our unfunded non-qualified deferred compensation plan under “Non-Qualified Deferred Compensation” on page 51.

Canadian Plans

We contribute the following amounts to participants’ accounts in the Canadian defined contribution plans in which Mr. Beug participates:

•	We match the first 3% of the participant’s contributions and half of the next 3% of the participant’s contributions. These contributions vest immediately;

•	We contribute an amount each year equal to a percentage of the participant’s covered compensation. For Mr. Beug, covered compensation includes:

•	base salary;

•	bonuses (including those under our Management Incentive Plan and the Synergy Incentive Plan); and

•	unused amounts under our Canadian “flex credit” plan. We describe the flex credit plan in note (c) below.

The percentage of the participant’s pay that we contribute increases with the participant’s age. For pay up to the limit established each year under Canadian law, the percentage we pay ranges from 3% for participants under age 30 to 9% for participants age 60 and older. For pay in excess of the limit, the percentage we pay ranges from 4% for participants under age 30 to 10% for participants age 60 and older. These contributions vest once we have employed the participant for at least two years;

•

For former employees of the company from which we acquired our Belle Plaine potash mine, including Mr. Beug, we contribute an additional amount equal to a percentage of the participant’s covered compensation. For covered compensation up to the year’s maximum pensionable earnings established under Canadian law, we contribute 1.5% of covered compensation. For covered compensation above that limit, we contribute 2% of covered compensation. The year’s maximum pensionable earnings for calendar 2007 was $43,700 and for calendar 2008 is $44,900; and

•	We make a discretionary non-elective contribution that is the same as under the Mosaic Investment Plan.

Taxable compensation to the participant on our contributions up to the limit established each year under Canadian law is deferred, while our contributions that exceed the limit are taxable compensation to the participant. The limit for calendar 2007 was the lesser of $20,000 or 18% of earnings for calendar 2007 and for calendar 2008 is the lesser of $21,000 or 18% of earnings for calendar 2008. We contribute the amounts that are above these limits to the participant’s account in our employee savings plan. The Canadian employee savings plan accounts are held by a third party. The participants choose among various investment alternatives that are the same as are available under the Canadian tax-qualified defined contribution plans. Participants may withdraw their employee savings plan account balances at any time. A participant may also contribute up to 30% (less the participant’s before-tax contributions to the tax-qualified defined contribution plans) of pay on an after-tax basis to the participant’s employee savings plan account. Participants account balances under the Canadian employee savings plan are not obligations of ours.

(c)	Mr. Prokopanko’s compensation in this column for fiscal 2007 includes:

•

a payment of $600,000 in connection with our hiring him as Executive Vice President and Chief Operating Officer as part of compensation to him in lieu of long-term incentive compensation from Cargill valued by our Board at approximately $1.8 million. In addition to this $600,000 payment, also in lieu of the long-term incentive compensation from Cargill, we provided Mr. Prokopanko with the compensation described in notes (8) and (9); and

•	director’s fees of $20,850 for his service as a non-employee director prior to July 31, 2007, when he became an executive officer of the Company.

Mr. Beug’s compensation in this column includes payment to him of unused amounts under our flex credit plan. Under our flex credit plan, salaried employees of our Canadian Potash business are entitled to apply an amount each year equal to $1,108 plus 1.169% of annual salary on a pre-tax basis to the payment of premiums under our group life, health or medical plans or as a contribution to the participant’s health spending account. Any unused portion is paid to the participant as taxable compensation.

(7)	Mr. Prokopanko was elected as our Executive Vice President and Chief Operating Officer, effective July 31, 2006, and became our Chief Executive Officer and President effective January 1, 2007. We have included a discussion of the compensation arrangements for Mr. Prokopanko under “CEO Compensation” in our Compensation Discussion and Analysis.

(8)	The amounts for Mr. Prokopanko include the FAS 123R expense with respect to restricted stock units that we valued for compensation purposes at $600,000 in connection with our hiring him as Executive Vice President and Chief Operating Officer as part of compensation to him in lieu of long-term incentive compensation from Cargill valued by our Board at approximately $1.8 million. In addition to these restricted stock units, also in lieu of the long-term incentive compensation from Cargill, we provided Mr. Prokopanko with the compensation described in notes (6)(c) and (9). The amounts for fiscal 2008 and 2007 also reflect $33,331 and $39,997, respectively, of FAS 123R expense with respect to restricted stock units granted to Mr. Prokopanko for his service as a non-employee director prior to his election as an executive officer.

(9)	The amounts for Mr. Prokopanko include stock options that we valued for compensation purposes at $600,000 in connection with our hiring him as Executive Vice President and Chief Operating Officer as part of compensation to him in lieu of long-term incentive compensation from Cargill valued by our Board at approximately $1.8 million. In addition to these stock options, also in lieu of the long-term incentive compensation from Cargill, we provided Mr. Prokopanko with the compensation described in notes (6)(c) and (8).
(10)	Mr. Beug is an employee of our Canadian Potash business and his compensation is paid in Canadian dollars. We converted amounts paid to Mr. Beug to U.S. dollars for purposes of this proxy statement at a rate of CAD 1.014240/USD 1.0 for fiscal 2008 and CAD 1.136687/USD 1.0 for fiscal 2007, the average rates we used to convert the profit and loss statement of our Potash business to U.S. dollars for those fiscal years, except for payments in the “Non-Equity Incentive Compensation” column which are shown at the U.S. dollar amounts of his awards under our Management Incentive Plan and Synergy Incentive Plan as approved by our Compensation Committee.

Grants of Plan-Based Awards

The following table and accompanying narrative and notes provide information about our awards under our Management Incentive Plan, as well as our grants of stock options and restricted stock units, to each of our Named Executive Officers for fiscal 2008. We did not grant any other award under any equity or non-equity incentive plan in fiscal 2008 that would be paid out in a future fiscal year.

Fiscal 2008 Grants of Plan-Based Awards Table

Name	Grant Date	Compensation Committee Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Awards				All Other Stock Awards; Number of Shares of Stock or Units (#) (2)	All Other Option Awards; Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
			Threshold ($)		Target ($)	Maximum ($)
James T. Prokopanko	—	—	0	(5)	850,000	1,912,500	—	—	—	—
	8/2/07	7/18/07	—		—	—	—	83,433	40.03	1,561,866
	8/2/07	7/18/07	—		—	—	34,974	—	—	1,400,009

Lawrence W. Stranghoener	—	—	0	(5)	390,000	877,500	—	—	—	—
	8/2/07	7/18/07	—		—	—	—	25,328	40.03	474,140
	8/2/07	7/18/07	—		—	—	10,617	—	—	424,999

Steven L. Pinney	—	—	0	(5)	247,000	555,750	—	—	—	—
	8/2/07	7/18/07	—		—	—	—	19,368	40.03	362,569
	8/2/07	7/18/07	—		—	—	8,119	—	—	325,004

Richard L. Mack	—	—	0	(5)	260,000	585,000	—	—	—	—
	8/2/07	7/18/07	—		—	—	—	19,368	40.03	362,569
	8/2/07	7/18/07	—		—	—	8,119	—	—	325,004

Norman B. Beug	—	—	0	(5)	249,941	562,367	—	—	—	—
	8/2/07	7/18/07	—		—	—	—	19,368	40.03	362,569
	8/2/07	7/18/07	—		—	—	8,119	—	—	325,004

(1)	We describe our practices for granting stock options and restricted stock units to employees, including general terms and the timing of grants and approvals, under “Compensation Components and Process—Long-Term Incentives” in our Compensation Discussion and Analysis.
(2)	Shows the number of shares subject to restricted stock units granted under our Omnibus Incentive Plan.
(3)	Shows the number of shares subject to stock options granted under our Omnibus Incentive Plan.
(4)	Reflects the grant date fair value for each Named Executive Officer’s grants of restricted stock units or stock options in fiscal 2008, determined in accordance with FAS 123R. A more detailed discussion of our FAS 123R expense is included in note (3) to the Fiscal 2008 and 2007 Summary Compensation Table.
(5)

Our Management Incentive Plan provides for annual cash incentive compensation to key managers, including the Named Executive Officers, based upon the attainment of pre-established business and/or individual performance goals. This row shows the threshold, target and maximum potential annual awards under the program for fiscal 2008. We paid the actual awards for fiscal 2008 in August 2008. The amount of the actual fiscal 2008 award for each Named Executive Officer is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

We have included additional information about our Management Incentive Plan, including the performance measures for fiscal 2008 and the levels of performance that were achieved, under “Compensation Components and Process—Annual Incentives—Management Incentive Plan” in our Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year-End

The following table and accompanying narrative and notes summarize the outstanding equity awards held by the Named Executive Officers as of May 31, 2008.

Fiscal 2008 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
James T. Prokopanko	60,462	120,926	(3)	15.45	8/4/16	3,470	(4)	434,860
	17,985	35,972	(5)	20.70	2/1/17	67,752	(6)	8,490,681
	—	83,433	(7)	40.03	8/2/17	6,174	(8)	773,726
	—	—		—	—	21,739	(9)	2,724,331
	—	—		—	—	34,974	(10)	4,382,942

Lawrence W. Stranghoener	52,084	—		15.04	9/22/14	21,645	(4)	2,712,551
	20,373	40,747	(3)	15.45	8/4/16	20,373	(6)	2,553,144
	—	25,328	(7)	40.03	8/2/17	4,350	(8)	545,142
	43,290	21,645	(11)	17.29	8/1/15	10,617	(10)	1,330,522
	—	—		—	—	23,272	(12)	2,916,447
						32,363	(13)	4,055,731

Steven L. Pinney	51,822	—		15.04	10/29/14	12,369	(4)	1,550,083
	14,458	28,917	(3)	15.45	8/4/16	14,458	(6)	1,811,877
	—	19,368	(7)	40.03	8/2/17	3,088	(8)	386,988
	24,737	12,369	(11)	17.29	8/1/15	8,119	(10)	1,017,473
						18,285	(12)	2,291,476

Richard L. Mack	10,384	—		15.04	10/29/14	15,461	(4)	1,937,573
	15,773	31,546	(3)	15.45	8/4/16	15,773	(6)	1,976,672
	—	19,368	(7)	40.03	8/2/17	3,368	(8)	422,078
	30,921	15,461	(11)	17.29	8/1/15	8,119	(10)	1,017,473
						16,623	(12)	2,083,194

Norman B. Beug	9,300	—		15.0312	2/22/10	9,276	(4)	1,162,468
	7,000	—		13.55	2/28/11	14,458	(6)	1,811,877
	8,750	—		10.71	11/5/11	3,088	(8)	386,988
	22,000	—		10.76	1/2/13	8,119	(10)	1,017,473
	40,000	—		10.19	1/2/14	9,974	(12)	1,249,942
	14,458	28,917	(3)	15.45	8/4/16	—		—
		19,368	(7)	40.03	8/2/17	—		—
	18,552	9,277	(11)	17.29	8/1/15	—		—

(1)	The exercise price for all stock options is the fair market value of our common stock on the date of grant, which is equal to the closing price as reflected on The New York Stock Exchange composite tape.
(2)	The amounts were calculated by multiplying the closing market price of our common stock on May 30, 2008 of $125.32 per share by the number of unvested shares.

(3)	Half of these options vested on August 4, 2008 and half will vest on August 4, 2009.
(4)	These restricted stock units vested on August 1, 2008.
(5)	These options vest in two equal installments on February 1, 2009 and 2010.
(6)	These restricted stock units vest on August 4, 2009.
(7)	One-third of these options vested on August 2, 2008 and one-third vest on August 2 in each of 2009 and 2010.
(8)	These restricted stock units vest on October 6, 2009.
(9)	These restricted stock units vest on February 1, 2010.
(10)	These restricted stock units vest on August 2, 2010.
(11)	These options vested on August 1, 2008.
(12)	These restricted stock units vest on October 29, 2008.
(13)	These restricted stock units vested on August 4, 2008.

Option Exercises and Stock Vested

The following table and accompanying notes set forth information about stock options that the Named Executive Officers exercised during fiscal 2008 and restricted stock units of the Named Executive Officers that vested during fiscal 2008.

Fiscal 2008 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
James T. Prokopanko	—	—	3,452	$238,706
Lawrence W. Stranghoener	—	—	32,362	$1,277,652
Steven L. Pinney	—	—	—	—
Richard L. Mack	—	—	—	—
Norman B. Beug	12,150	$512,684	—	—

(1)	We calculated these amounts by multiplying the number of shares exercised times the difference between (a) the closing price of our common stock on the date of the option exercise as reported on The New York Stock Exchange composite tape and (b) the exercise price of the stock option.
(2)	We calculated these amounts by multiplying the number of shares vested times the closing price of our common stock as reported on The New York Stock Exchange composite tape on the vesting date.

Pension Benefits

Cargill Pension Plan

Messrs. Pinney and Mack participate in Cargill’s salaried employees’ pension plan. This plan is a tax-qualified defined benefit pension plan under the provisions of the Internal Revenue Code. Benefits under the plan are generally based on years of service and final average salary prior to termination of employment or retirement. No additional years of credited service are accrued under Cargill’s salaried employees’ pension plan for Messrs. Pinney or Mack after December 31, 2004. Accordingly, their total credited years of service primarily reflects their service with Cargill, while their credited years of service for employment at Mosaic includes only the period from the October 22, 2004 business combination between IMC and the fertilizer businesses of Cargill through December 31, 2004. However, additional years of vesting service are credited for the purpose of determining eligibility to retire, and covered compensation for purposes of determining benefits under Cargill’s salaried employees’ pension plan for Messrs. Pinney and Mack includes post-combination compensation that we pay them.

In accordance with the merger and contribution agreement related to the combination, Cargill incurs the costs associated with pre-combination benefits for certain former employees of Cargill under certain pension plans, including Cargill’s salaried employees’ pension plan, and charges them to us. The amount that Cargill may charge to us under these plans for pension costs relating to all former Cargill employees may not exceed $2.0 million per year or $19.2 million in the aggregate. As of May 31, 2007, the unused portion of the $19.2 million cap was $11.2 million.

Cargill is solely responsible for payment of the annual pension benefits to the participants under Cargill’s salaried employees’ pension plan.

Supplemental Retirement Agreement

IMC and Mr. Beug entered into a supplemental retirement agreement prior to the business combination between IMC and the fertilizer businesses of Cargill. This agreement provides additional annual retirement benefits to Mr. Beug over the retirement benefits that would be payable to him under (a) our retirement plans that are available to salaried Canadian employees generally and (b) a defined benefit pension plan sponsored by another company from which we acquired our Belle Plaine potash mine and in which Mr. Beug participated prior to our acquisition of that mine. Benefits under the supplemental retirement agreement are based on years of service and final average salary prior to termination of employment or retirement. In addition, prior to the combination, IMC established a trust to secure the payment of certain retirement obligations, including Mr. Beug’s supplemental retirement agreement. The trust agreement requires that we fund 105% of the aggregate actuarially determined liabilities under all of these retirement obligations by means of contributions to the trust and/or by furnishing letters of credit to the trustee. As of the date of this proxy statement, we had furnished the trustee with a letter of credit under our senior secured bank credit facility in the amount of approximately $4.9 million.

The following table and accompanying narrative and notes provide information about the participation of the Named Executive Officers in Cargill’s salaried employees’ pension plan and under Mr. Beug’s supplemental retirement agreement.

Fiscal 2008 Pension Benefits Table

Name	Plan Name	Number of years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)
Steven L. Pinney(2)	Cargill, Incorporated and Associated Companies Salaried Employees’ Pension Plan	29	604,000

Richard L. Mack(2)	Cargill, Incorporated and Associated Companies Salaried Employees’ Pension Plan	10	78,000

Norman B. Beug(3)	Supplemental Retirement Agreement	31	2,657,655

(1)	These amounts are estimates and do not necessarily reflect the actual amounts that will be paid to the Named Executive Officers, which will only be known when they become eligible for payment.
(2)	Annual benefits under Cargill’s salaried employees’ pension plan are equal to the sum of:

•	Old Formula Benefit. The annual benefit for service through December 31, 1991 indexed for future salary increases. The benefit is:

•	1.50% of final average annual salary as of December 31, 1991 minus 1.25% of annual social security benefits at age 65 determined as of December 31 1991, multiplied times

•	years of service (not to exceed 40), multiplied times

•	an index factor. The index factor is determined by dividing final average salary at termination by final average salary determined at December 31, 1991; plus

•

New Formula Benefit. For service after December 31, 1991, the benefit is equal to 0.80% of final average salary plus 0.35% of final average salary in excess of Covered Compensation (as defined for social security purposes), all times years of service. Years of service are based on service after December 31, 1991 and are limited to (i) 40 years less service as of December 31, 1991 for the 0.80% component of the benefit, and (ii) 35 years less service as of December 31, 1991 for the 0.35% component of the benefit. For the new formula benefit, service is frozen for Messrs. Pinney and Mack as of December 31, 2004 and final average salary and covered compensation are as of the termination date.

Normal retirement benefits are payable at age 65. Messrs. Pinney or Mack may retire with unreduced retirement benefits under the plan once they are age 60. Once they are age 55, they may retire early and receive benefits that are reduced based on the percentages specified in the table below for each year that the payments start prior to age 60. Messrs. Pinney and Mack are ages 54 and 40, respectively, and had 32 and 13 years of credited vesting service at March 1, 2008.

Years of Credited Vesting Service	Per Year Reduction Percentage
35 or more	3%
30 – 34	4%
25 – 29	5%
20 – 24	6%
15 – 19	7%

If they terminate employment before age 55, they may either receive an unreduced benefit commencing at age 65, or may elect to receive a reduced benefit at an earlier date.

The normal form of payment of the annual benefit is a straight life annuity. Optional benefit forms include actuarial equivalent joint and survivor and 10-year certain and life annuities. The plan does not offer lump sum payments.

The credited years of service for Messrs. Pinney and Mack include their service with Cargill. Their benefits under the plan are fully vested.

Compensation Used to Determine Pension Benefits

Eligible compensation consists of base salary. Eligible compensation is limited under the Internal Revenue Code to $225,000 for calendar 2007 and $230,000 for calendar 2008.

Valuation Assumptions

The amounts listed in the “Present Value of Accumulated Benefit” column of the Fiscal 2008 Pension Benefits Table and the amounts listed in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column in the Fiscal 2008 and 2007 Summary Compensation Table are based on the following assumptions:

•

discount rates of 6.00% and 5.70% for the present value calculations as of March 1, 2008 and 2007, respectively, and post-retirement mortality using the RP-2000 mortality table with fixed 10-year and fixed 5-year projections for the present value calculations as of March 1, 2008 and 2007, respectively, combined mortality for active employees and retirees, and no collar adjustments. These are the same assumptions used by Cargill in determining the accumulated benefits under the Cargill salaried employees’ pension plan that it uses in determining its charges to us for the plan;

•	retirement age of 60, which is the earliest age that any Named Executive Officer may retire with unreduced retirement benefits under the plan; and

•	expected terminations, disability and pre-retirement mortality: none assumed.

The present values of the accrued benefits were calculated as of March 1, 2008, the date used by Cargill in determining its charges to us for the plan.

(3)	The benefits under Mr. Beug’s supplemental retirement agreement are determined by the following formula:

•	2% of Mr. Beug’s final average salary times his first 25 years of credited service; plus

•	1% of his final average salary times his years of credited service above 25 years, up to a maximum of ten years; minus

•	2% of the benefit payable to him for the first 25 years of credited service under the Canadian government’s pension plan; minus

•	the amount of the annual retirement benefit that he could purchase from the balance of his account under our Canadian defined contribution retirement plans in which he participates; minus

•

the amount of the normal benefit payable to him pursuant to a defined benefit pension plan of the company from which IMC acquired our Belle Plaine, Saskatchewan potash mine. Mr. Beug does not accrue additional pension benefits under this plan for his service with us, and we are not responsible for payments to Mr. Beug under this plan.

Mr. Beug’s credited years of service under the supplemental retirement agreement include his years of service with the company from which IMC acquired the Belle Plaine mine. Mr. Beug’s benefits under the supplemental retirement agreement are fully vested.

The earliest Mr. Beug is entitled to unreduced benefits under the agreement is age 62. Mr. Beug, who is age 56 at the date of this proxy statement, is entitled to elect to receive reduced benefits under the agreement upon retirement at age 55 or older. If Mr. Beug elects to receive benefits before age 62, the amount of his benefits determined in accordance with the first three bullet points in this footnote are reduced by one-third of 1% for each month between the date on which his benefits commence and age 62.

The normal form of payment of the annual benefit under the supplemental retirement agreement is equal monthly installments payable for life. If Mr. Beug is married at the time his benefits under the supplemental retirement agreement commence, his monthly retirement benefits are reduced to provide actuarially equivalent reduced monthly payments to him for life and 60% of the reduced monthly payment to his surviving spouse after his death, unless his spouse waives the right to these payments. In the event of Mr. Beug’s death prior to retirement, his spouse, beneficiary or estate would be entitled to payment equal to the actuarial equivalent of his vested benefits, either in the form of a lump sum or a lifetime pension.

The amounts in the “Present Value of Accumulated Benefit” column and the amounts listed in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column in the Fiscal 2008 and 2007 Summary Compensation Table for Mr. Beug under his supplemental requirement agreement were calculated using the following assumptions:

•	discount rates of 5.75% and 5.00% for the present values as of May 31, 2008 and 2007, respectively, and post-retirement mortality using the UP94 mortality table projected to 2015 with scale AA;

•	salary scales of 4.0% and 3.5% for the present values as of May 31, 2008 and 2007, respectively; and

•	retirement at age 62, which is the earliest age that he may retire with unreduced benefits under the agreement.

These are the same assumptions we used for financial reporting purposes in our audited financial statements for fiscal 2008.

The present value of the accrued benefits was calculated as of February 29, 2008, the same measurement date used for our audited financial statements for fiscal 2008 with respect to Mr. Beug’s supplemental retirement agreement.

Non-Qualified Deferred Compensation

The table below sets forth the contributions, earnings and distributions for fiscal 2008 and balances at May 31, 2008 for each of the Named Executive Officers under our deferred compensation plan.

The “Executive Contributions in Last FY” column shows the deferral by each Named Executive Officer of a portion of salary or award under our Management Incentive Plan for fiscal 2008 that is reported in the Fiscal 2008 and 2007 Summary Compensation Table in the “Salary” or “Non-Equity Incentive Plan” column.

The “Registrant Contributions in Last FY” column reflects our contributions under the restoration provisions of our deferred compensation plan. The amount we credit under these restoration provisions is equal to the amount that would have been contributed to our tax-qualified defined contribution plan for the Named Executive Officer that exceeds limitations for tax-qualified plans under the Internal Revenue Code. The limit on contributions under the Internal Revenue Code was $45,000 for contributions for calendar 2007 and is $46,000 for contributions in calendar 2008. The formula for determining the aggregate amount of our contributions to the account of a Named Executive Officer to the tax-qualified and non-qualified plans is discussed in note (6)(b) to the Fiscal 2008 and 2007 Summary Compensation Table.

Each participant in our deferred compensation plan may choose how and when to receive payments of the portion of the participant’s account balance that results from the participant’s own contributions. A participant may choose to receive payments of this portion of the participant’s account balance on a specified date in a lump sum or in annual installments for up to ten years beginning on a date specified by the participant. If no election is made, payment is made in a lump sum after termination of employment. The portion of the participant’s account balance that results from our contributions is payable after termination of employment.

The “Aggregate Earnings in Last FY” column shows the earnings on each Named Executive Officer’s account balance for fiscal 2008, and the “Aggregate Balance at Last FYE” column shows the balance of each Named Executive Officer’s account as of the end of fiscal 2008. The “Aggregate Withdrawals/Distributions” column shows payments made to each Named Executive Officer from his account in fiscal 2008.

Our deferred compensation plan is available only for U.S. employees. Mr. Beug, who is an employee of our Canadian Potash business, is not eligible to participate in it and our Canadian Potash business does not have a deferred compensation plan.

Fiscal 2008 Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
James T. Prokopanko	66,667	242,926	2,824	78,363	235,248
Lawrence W. Stranghoener	—	125,500	4,194	—	163,178
Steven L. Pinney	21,217	99,813	4,071	—	154,227
Richard L. Mack	267,750	87,918	6,869	277,614	111,904

(1)	These amounts are included as part of the compensation shown for the Named Executive Officer in the “Salary” or “Non-Equity Incentive Plan Compensation” column for fiscal 2008 in the Fiscal 2008 and 2007 Summary Compensation Table.
(2)	These amounts are included as part of the compensation shown for the Named Executive Officer in the “All Other Compensation” column for fiscal 2008 in the Fiscal 2008 and 2007 Summary Compensation Table and in the “Company Contributions to Defined Contribution Plans” column in the table in note (6) to the Fiscal 2008 and 2007 Summary Compensation Table.
(3)

Gains and losses accrue at rates equal to those on various investment alternatives selected by the participant. The available investment alternatives are the same as are available for selection by participants as investments under the Mosaic Investment Plan. Because the rate of return is based on actual investment measures, no above-market earnings are paid. Accordingly, the amounts in this column were not included in the Fiscal 2008 and 2007 Summary Compensation Table on page 39.

(4)	The table below sets forth the amounts of executive and registrant contributions reported for the Named Executive Officers in the Summary Compensation Tables in our proxy statement for any prior year:

Name	Contributions ($)
James T. Prokopanko	31,239
Lawrence W. Stranghoener	44,250
Steven L. Pinney	37,317
Richard L. Mack	290,075

Potential Payments upon Termination or Change in Control

As discussed under “Compensation Components and Process—Severance and Change in Control Arrangements” in our Compensation Discussion and Analysis on page 35, we have senior management severance and change in control agreements with our executive officers, including the Named Executive Officers.

The severance and change in control agreements set forth the terms and conditions upon which our executive officers would be entitled to receive certain benefits upon termination of their employment:

•	by us with cause (as the term cause is described below);

•	by us without cause;

•	by the covered executive for good reason (as the term good reason is described below);

•	due to the covered executive’s death or disability; or

•	by the covered executive without good reason.

General Benefits

In general, upon any termination of employment an executive officer is entitled to amounts earned but that we have not paid. These amounts include:

•	base salary for services through the date of termination;

•	bonus amounts earned through the date of termination;

•	vested stock options;

•	compensation deferred by the executive officer and earnings on that deferred compensation;

•	benefits under defined benefit retirement plans as described above under “Pension Benefits” on page 47; and

•

vested benefits under defined contribution retirement plans as described in note (6)(b) to the Fiscal 2008 and 2007 Summary Compensation Table and in the Fiscal 2008 Non-Qualified Deferred Compensation Table and accompanying narrative and notes.

Benefits upon Termination by Company without Cause or by Executive for Good Reason

In addition, in the event of termination by us without cause or by an executive officer for good reason, the executive officer is entitled to:

•	an amount equal to the executive officer’s annual base salary and target bonus under our Management Incentive Plan;

•

if the executive officer was employed by us for three months or more during the fiscal year in which the termination occurs, a pro rata portion of any annual bonus that would have been payable based on actual performance under our Management Incentive Plan;

•

if the executive officer elects to continue group health or dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), reimbursement for a portion of the premiums equal to the amount we would pay if the executive officer were an active employee, for up to twelve months as long as coverage under COBRA is available;

•	compensation for unused vacation; and

•	outplacement services for up to one year (to a maximum of $25,000).

These amounts would be reduced by the amount of other compensation the executive officer receives from us as an employee, independent contractor or consultant during the twelve months following termination of employment, as well as by any compensation under any other severance plan of ours.

Benefits Following Change in Control

In the event of termination by us without cause or by an executive officer for good reason:

•	within two years following a change in control (as the term change in control is described below); or

•

following our entry into a definitive agreement or plan that results in any of the following types of changes in control if the change in control occurs within six months after the date of termination:

•	an acquisition of 50% or more of the voting power of our outstanding voting stock;

•	a merger, consolidation, sale of substantially all assets or similar business combination; or

•	liquidation or dissolution of The Mosaic Company,

then the executive officer is entitled to the same benefits as discussed under “Benefits upon Termination by Company without Cause or by Executive for Good Reason,” except that:

•	our CEO would be entitled to three times, and other executive officers would be entitled to two times, annual base salary and target bonus under our Management Incentive Plan; and

•	the period for which we would reimburse the executive officer for group health and dental premiums would be extended from twelve months to eighteen months.

In addition, the severance and change in control agreements provide for us to “gross-up” the benefits payable to any executive officer following a change in control in the event of any excise tax imposed by Section 4999 of the Internal Revenue Code on parachute payments as defined in Section 280G of the Internal Revenue Code (subject to a de minimis threshold below which the benefits payable to the participant would be reduced to a level necessary to avoid the excise tax).

The severance and change in control agreements also provide that all stock options, restricted stock units and other equity awards granted under our Omnibus Incentive Plan to the executive officer will immediately vest upon a change in control.

Description of Key Terms

For purposes of the severance and change in control agreements, in general:

•	“Cause” means:

•	material breach of the severance agreement;

•	gross neglect or willful failure or refusal to perform the executive officer’s duties;

•	personal dishonesty intended to result in substantial personal enrichment at our expense;

•	willful or intentional acts to injure The Mosaic Company;

•	knowing and intentional fraud again us, our customers, suppliers, clients, agents or employees; or

•	conviction of a felony or any crime involving fraud, dishonesty or moral turpitude.

•	“Good reason” means:

•	material demotion in status or duties; or

•	requiring the executive officer to move his or her regular office location by more than 50 miles.

•	A “change in control” occurs if:

•	Cargill does not retain beneficial ownership of at least 50% of the voting power of our outstanding voting stock and one of the following events also occurs:

•	a majority of our directors are not individuals:

•	for whose election proxies were solicited by our Board; or

•	who were appointed by our Board to fill vacancies caused by death, resignations or newly-created directorships;

•	50% or more of the voting power of our outstanding voting stock is acquired or beneficially owned by any person, entity or group that is unaffiliated with Cargill; or

•	consummation of a merger or consolidation of The Mosaic Company with or into another entity, a sale of substantially all assets or similar business combination, unless both:

•

the beneficial owners of our voting stock before the business combination own more than 50% of the voting stock of the surviving or acquiring entity in substantially the same proportions as before the business combination; and

•	no person, entity or group that is unaffiliated with Cargill owns more than 50% of the voting stock of the surviving or acquiring entity;

•	Cargill acquires additional shares of our voting stock such that it owns 90% or more of the voting power of our outstanding voting stock; or

•	our stockholders approve a definitive agreement or plan to liquidate or dissolve The Mosaic Company.

Obligations of our Executive Officers

The severance and change in control agreements require our executive officers to:

•

furnish notice of good reason for termination by the executive officer and an opportunity for us to cure the good reason within 30 days, and continue to perform the executive officer’s duties during the cure period;

•	furnish at least 30 days advance notice of a termination of employment without good reason and continue to perform the executive officer’s duties during the notice period;

•

furnish us with a general release of claims the executive officer may have against us in order to obtain benefits as a result of termination by us without cause or by the executive officer with good reason; and

•	cooperate with the transition of the executive officer’s duties and responsibilities.

The severance and change in control agreements prohibit the executive officers from:

•	disclosing confidential information; and

•	for a period of 12 months following termination of employment;

•	soliciting our customers, dealers, employees, vendors and suppliers, or interfering with our business relationships; or

•	competing with us.

Duration of Severance and Change in Control Agreements

A severance and change in control agreement has a three-year term unless renewed by us and the executive officer, except that following a change in control the term will extend to at least the second anniversary of the change in control.

Stockholders who are interested in additional detail may refer to the complete text of the severance and change in control agreements, copies of which we included as exhibits to our Annual Report on Form 10-K for the fiscal year ended May 31, 2008.

Acceleration of Stock Options and Restricted Stock Units upon Change in Control

In addition to the provisions of the severance and change in control agreements described above, outstanding stock options and restricted stock units granted beginning in fiscal 2006 include contractual provisions for acceleration of vesting upon a change in control, as defined in the contractual provisions. A change in control under these contractual provisions would generally be a change in control under the provisions of the severance and change in control agreements. The contractual provisions in our stock options and restricted stock units remain in place until expiration or vesting of the stock options or restricted stock units.

Stockholders who are interested in additional detail may refer to the complete text of the forms used for grants of stock options and restricted stock units, copies of which we included as exhibits to our Annual Report on Form 10-K for the fiscal year ended May 31, 2008.

Potential Acceleration of Payment of Non-Qualified Deferred Compensation

Our non-qualified deferred compensation plan in the U.S. provides that our Board, as constituted immediately before a change in control (as defined in the plan), may elect to terminate the plan. A termination would result in lump-sum payments to participants of their account balances under the plan.

Stockholders who are interested in additional detail may refer to the complete text of the plan, a copy of which we included as an exhibit to our Annual Report on Form 10-K for the fiscal year ended May 31, 2008.

Quantification of Compensation Payable as a Result of Severance or Change in Control

The table below sets forth estimated potential incremental amounts payable to each Named Executive Officer pursuant to our severance and change in control agreements. We relied on the following key assumptions in determining the amounts in the table, as well as the other assumptions discussed in the accompanying notes:

•	the severance or change in control was effective as of May 31, 2008;

•	base salary and target bonus under our Management Incentive Plan were those in effect at May 31, 2008;

•	the pro rata portion of the annual bonus that would have been payable as of the date of severance was equal to the actual bonus under our Management Incentive Plan for fiscal 2008;

•	reimbursement for health and dental premiums would be at the COBRA rates in effect at May 31, 2008 (or, in the case of Mr. Beug, the level of his Canadian benefits in effect at May 31, 2008);

•	unused vacation was the amount at May 31, 2008;

•	the maximum $25,000 amount of outplacement services is used;

•	we did not pay the executive officer any other compensation as an employee, independent contractor or consultant during the twelve months following termination of employment;

•	the executive officer’s W-2 compensation for the five calendar years before the severance or change in control was the same as for calendar 2003 through 2007; and

•	there are no relevant changes in tax laws from those in effect as of May 31, 2008.

Any change in these assumptions would change the amounts shown in the table, and the change could be material. The actual amounts that would be paid to a Named Executive Officer can only be determined at the time of the severance or change in control and/or termination of employment and can be expected to be different from the amounts shown in the table below. The table below does not include compensation that is accrued or vested prior to severance or a change in control.

Severance and Change in Control Compensation Table

		Change in Control Compensation
Name and Benefits	Termination Before Change in Control without Cause or for Good Reason ($)	Compensation due to Change in Control without Termination ($) (1)	Change in Control Additional Compensation due to Termination After Change in Control without Cause or for Good Reason ($) (2)	Total Compensation due to Termination After Change in Control without Cause or for Good Reason ($) (3)
James T. Prokopanko
Cash Severance(4)	3,612,500	—	7,012,500	7,012,500
Stock Options	—	24,165,531	—	24,165,531
Restricted Stock Units	—	16,806,540	—	16,806,540
Group Health and Dental Reimbursement(5)	16,942	—	25,413	25,413
Compensation for Unused Vacation	29,423	—	29,423	29,423
Outplacement Services	25,000	—	25,000	25,000
Tax Gross-Up(6)	—	2,397,663	3,546,168	5,943,831

Total Estimated Incremental Value	3,683,865	43,369,734	10,638,504	54,008,238

Lawrence W. Stranghoener
Cash Severance(4)	1,787,500	—	2,697,500	2,697,500
Stock Options	—	8,975,407	—	8,975,407
Restricted Stock Units	—	14,113,538	—	14,113,538
Group Health and Dental Reimbursement(5)	16,942	—	25,413	25,413
Compensation for Unused Vacation	18,000	—	18,000	18,000
Outplacement Services	25,000	—	25,000	25,000
Tax Gross-Up(6)	—	—	1,841,773	1,841,773

Total Estimated Incremental Value	1,847,442	23,088,945	4,607,686	27,696,631

Steven L. Pinney
Cash Severance(4)	1,182,750	—	1,809,750	1,809,750
Stock Options	—	6,165,231	—	6,165,231
Restricted Stock Units	—	7,057,897	—	7,057,897
Group Health and Dental Reimbursement(5)	16,942	—	25,413	25,413
Compensation for Unused Vacation	7,308	—	7,308	7,308
Outplacement Services	25,000	—	25,000	25,000
Tax Gross-Up(6)	—	—	1,283,515	1,283,515

Total Estimated Incremental Value	1,232,000	13,223,128	3,150,986	16,374,114

Richard L. Mack
Cash Severance(4)	1,245,000	—	1,905,000	1,905,000
Stock Options	—	6,788,108	—	6,788,108
Restricted Stock Units	—	7,436,990	—	7,436,990
Group Health and Dental Reimbursement(5)	16,942	—	25,413	25,413
Compensation for Unused Vacation	30,769	—	30,769	30,769
Outplacement Services	25,000	—	25,000	25,000
Tax Gross-Up(6)	—	511,308	993,091	1,504,399

Total Estimated Incremental Value	1,317,711	14,736,406	2,979,273	17,715,679

Norman B. Beug
Cash Severance(4)	1,192,909	—	1,827,374	1,827,374
Stock Options	—	5,831,202	—	5,831,202
Restricted Stock Units	—	5,628,748	—	5,628,748
Group Health and Dental Reimbursement(5)	2,289	—	3,434	3,434
Compensation for Unused Vacation	87,763	—	87,763	87,763
Outplacement Services	25,000	—	25,000	25,000

Total Estimated Incremental Value	1,307,961	11,459,950	1,943,571	13,403,521

(1)	Shows the pre-tax amounts that the Named Executive Officers would realize if they had sold on May 30, 2008 at a price of $125.32, the closing price of our common stock on May 30, 2008, shares of our common stock that:

•	they could acquire pursuant to stock options for which we would accelerate vesting upon a change in control pursuant to the terms of the severance and change in control agreements; and

•	we would issue to the executive officers upon a change in control pursuant to the vesting of restricted stock units.

These amounts reflect an estimate of the compensation to the executive officers upon a change in control without termination of the executive officer’s employment.

(2)	Excludes the amounts in the “Compensation due to Change in Control without Termination” column and reflects the estimated amounts, in addition to those shown in the “Compensation due to Change in Control without Termination” column, of compensation to the executive officers upon termination of employment following a change in control.
(3)	Shows the sum of the amounts in the “Compensation due to Change in Control Column without Termination” and the “Additional Compensation due to Termination After Change in Control without Cause or for Good Reason” column, and reflects the estimated aggregate amounts of compensation to the executive officers upon termination of employment following the occurrence of an event that is a change in control.
(4)	Reflects base salary and target bonus under our Management Incentive Plan, or following a Change in Control, three times (for Mr. Prokopanko) and two times (for other executive officers) base salary and target bonus, plus, for an executive officer employed by us for three months or more during the fiscal year in which termination occurs, a pro rata portion of the annual bonus that would have been payable under the Management Incentive Plan.
(5)	Reflects the estimated amount that we would reimburse the executive officer if the executive officer elected to continue group health or dental coverage under COBRA (or, in the case of Mr. Beug, the level of his Canadian benefits in effect at May 31, 2008) for the maximum of eighteen months following a change in control and twelve months in all other cases provided under the severance and change in control agreements.
(6)	The excise tax imposed by the Internal Revenue Code on “excess parachute payments” is 20%. This excise tax, together with any corresponding tax gross-up, applies only if the total value of change in control payments calculated under Section 280G of the Internal Revenue Code equals or exceeds three times the average annual compensation attributable to the executive officer’s employment with us and Cargill over the prior five-year period. As a result, the gross-up amounts shown reflect each executive officer’s unique earnings history and can vary significantly from year to year.

Director Compensation

Non-Employee Directors

The policy adopted by our Board of Directors, as recommended by our Corporate Governance and Nominating Committee, effective December 14, 2007, provides for cash compensation to non-employee directors as follows:

•	an annual cash retainer of $170,000 to our Chairman of the Board and $85,000 to each other director;

•	an annual cash retainer of $20,000 to the Chairman of our Audit Committee and $10,000 to other members of this Committee;

•	an annual cash retainer of $15,000 to the Chairman of our Compensation Committee and $5,000 to other members of this Committee; and

•

an annual cash retainer of $10,000 to each director who serves as chair of our Corporate Governance and Nominating Committee, Environmental, Health and Safety Committee and Special Transactions Committee.

Prior to December 14, 2007, the policy adopted by our Board of Directors, as recommended by our Corporate Governance and Nominating Committee provided for cash compensation to non-employee directors as follows:

•	an annual cash retainer of $150,000 to our Chairman of the Board and $75,000 to each other director;

•	an annual cash retainer of $20,000 to the Chairman of our Audit Committee and $5,000 to other members of this Committee;

•	an annual cash retainer of $15,000 to the Chairman of our Compensation Committee; and

•	an annual cash retainer of $10,000 to each director who serves as chair of other Board committees (other than the Executive Committee).

In addition, the policy in effect during fiscal 2008 provided for an annual grant of restricted stock units providing grants of our common stock, valued at $130,000 to the Chairman of our Board and $65,000 to each other director. Effective for fiscal 2009, the Board increased the amounts at which the awards are valued to $170,000 for our Chairman of the Board and $85,000 for each other director. Additional information about our annual grants of restricted stock units to directors is included in note (4) to the Fiscal 2008 Non-Employee Director Compensation Table below.

We do not pay meeting fees or provide any perquisites to our directors. We do reimburse our directors for travel and business expenses incurred in connection with meeting attendance.

Employee Directors

Directors who are employees receive no director fees or other separate compensation for service on the Board or any committee of the Board for the period during which they are employees. During fiscal 2008, James T. Prokopanko, our current Chief Executive Officer and President, was both an employee and a director. All of our compensation to Mr. Prokopanko for fiscal 2008 is set forth under “Executive Compensation Tables” beginning on page 39.

The following table and accompanying narrative and notes provide information about our compensation for service during fiscal 2008 by directors who were not employees at any time during the fiscal year.

Fiscal 2008 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)(2)	Stock Awards ($) (3)(4)(5)	Option Awards ($) (6)	All Other Compensation ($)	Total ($)
Guillaume Bastiaens	91,965	145,283	—	—	237,248
Raymond F. Bentele	92,075	145,283	—	—	237,358
Phyllis E. Cochran	89,286	115,570	—	—	204,856
Fredric W. Corrigan(7)	7,005	122,785	—	685,000	814,790
Richard D. Frasch	54,094	43,340			97,434
William R. Graber	94,533	145,283	—	—	239,816
Robert L. Lumpkins	159,286	290,566	—	—	449,852
Harold H. MacKay	99,643	145,283	—	—	244,926
David B. Mathis	89,286	145,283	—	—	234,569
Bernard M. Michel (8)	15,285	76,941	—	—	92,226
William T. Monahan	101,964	145,283	—	—	247,247
James L. Popowich	42,143	16,267			58,410
Steven M. Seibert	79,643	145,283	—	—	224,926

(1)	Reflects the aggregate amount of the cash retainers paid for fiscal 2008.

(2)	Our unfunded non-qualified deferred compensation plan permits a director to elect to contribute up to 100% of the director’s fees on a tax-deferred basis until distribution of the participant’s plan balance. Directors’ fees deferred for fiscal 2008 are included in the amounts shown in this column. A participant’s balance accrues gains or losses at rates equal to those on various investment alternatives selected by the participant. The available investment alternatives are the same as are available for selection by participants as investments under the Mosaic Investment Plan, except that our common stock is excluded. Because the rate of return is based on actual investment measures, no above-market earnings are paid.

Our non-qualified deferred compensation plan provides that our Board, as constituted immediately before a change in control (as defined in the plan), may elect to terminate the non-qualified deferred compensation plan. A termination would result in lump-sum payments to participants of their account balances under the plan.

Stockholders who are interested in additional detail may refer to the complete text of the plan, a copy of which we included as an exhibit to our Annual Report on Form 10-K for the fiscal year ended May 31, 2008.

(3)	Reflects the compensation cost recognized in our financial statements for fiscal 2008 for restricted stock units granted to directors, determined in accordance with FAS 123R except that, in accordance with SEC rules, the amounts shown disregard the estimate of forfeitures related to service-based vesting conditions prescribed by FAS 123R. This compensation cost includes amounts determined in accordance with FAS 123R for grants made in prior fiscal years as well as for the most recent fiscal year. For years prior to fiscal 2008, we accrued the grant date fair value of these awards over the three year period after which the awards vest completely. For fiscal 2008, in light of our actual historical experience with director resignations and retirements, we accrued the entire grant date fair value of the awards for fiscal 2008 during the period from the date of grant through the subsequent annual meeting of stockholders, after which the awards will only be forfeited if the director is removed for cause, and we also accrued the entire remaining grant date fair value of the awards for prior fiscal years. As a result, the compensation cost shown for fiscal 2008 is significantly greater than the value of the awards to the directors for fiscal 2008.

The grant date fair value of fiscal 2008 awards, determined in accordance with FAS 123R, was $130,017 for Mr. Lumpkins, $65,011 for Mr. Frasch, $32,533 for Mr. Popowich and $65,009 for each other director included in the table other than Mr. Michel. Mr. Michel's fiscal 2008 award was forfeited upon his resignation as a director on August 14, 2007 and we did not accrue any amount in our financial statements for his fiscal 2008 grant.

The assumptions used in our valuation of these awards are discussed in note 19 to our audited financial statements for fiscal 2008.

(4)	The date of our annual grant of restricted stock units to non-employee directors in fiscal 2008 was August 2, 2007. The date of this annual grant to directors was the same as the date of the annual grant of restricted stock units to employees, which was the third trading day after issuance of our press release announcing earnings for our fourth fiscal quarter.

Mr. Frasch was elected at the annual meeting of stockholders on October 4, 2007. Accordingly, the date of grant to him of restricted stock units for his service as a director during fiscal 2008 was October 12, 2007, the third trading day after issuance of our press release announcing earnings for the first quarter of fiscal 2008.

Mr. Popowich was appointed as a director on December 14, 2007. Accordingly, the date of grant to him of restricted stock units for his service as a director during fiscal 2008 was January 14, 2008, the third trading day after issuance of our press release announcing earnings for the second quarter of fiscal 2008.

We establish the number of shares subject to the grant of restricted stock units by dividing the target value of the grant by the closing price of a share of our common stock on the date of grant.

The restricted stock units granted in fiscal 2008 to Mr. Corrigan vested upon his retirement as a director at the 2007 annual meeting of stockholders. The restricted stock units granted in fiscal 2008 to Mr. Michel were forfeited upon his resignation as a director on August 14, 2007. The restricted stock units granted in fiscal 2008 to other non-employee directors will vest completely on the earlier of (a) October 12, 2010 in the case of the grant to Mr. Frasch, January 14, 2011 in the case of the grant to Mr. Popowich and August 2, 2010 in the case of the grants to other directors, or (b) subject to the approval of the Board in its sole discretion, a director’s departure from the Board for reasons other than removal for cause or before the annual meeting of stockholders following the date of grant.

(5)	The following table shows the number of restricted stock units held at May 31, 2008 by each director who was not an employee at any time during the fiscal year:

Director	Restricted Stock Units Held at May 31, 2008 (#)	Vesting Date (a)
Robert L. Lumpkins	6,940 8,414 3,248	8/1/08 8/4/09 8/2/10

Each of Guillaume Bastiaens, Raymond F. Bentele, William R. Graber, Harold H. MacKay, David B. Mathis, William T. Monahan and Steven M. Seibert	3,470 4,207 1,624	8/1/08 8/4/09 8/2/10

Phyllis E. Cochran	3,888 1,624	10/6/09 8/2/10

Richard D. Frasch	1,054	10/12/10

Bernard M. Michel	4.418 4,207	12/6/08 8/4/09

James L. Popowich	297	1/14/11

(a)	The restricted stock units vest on the earlier of (a) the date indicated in this column or (b) subject to the approval of the Board in its sole discretion, a director’s departure from the Board for reasons other than removal for cause or before the annual meeting of stockholders following the date of grant.

(6)	The following table shows the number of shares subject to stock options held at May 31, 2008 by each director who was not an employee at any time during the fiscal year. These options were granted by IMC to its directors prior to the business combination between IMC and the fertilizer businesses of Cargill and were assumed by us in the combination. All of these options are fully vested.

Director	Nonqualified Stock Options Vested and Exercisable at May 31, 2008 (#)	Grant Price ($)	Expiration Date
Harold H. MacKay	4,800 9,150 7,800	12.15 9.75 11.59	5/10/12 5/16/13 5/14/14

David B. Mathis	2,500 2,500 9,800 7,800	22.6562 14.6563 12.15 11.59	4/27/09 4/25/10 5/10/12 5/14/14

(7)	Mr. Corrigan retired as our President and Chief Executive Officer on January 1, 2007 and did not run for reelection to our Board at the Annual Meeting of stockholders on October 4, 2007. After Mr. Corrigan's retirement through October 4, 2007, he received the standard compensation for his service as a non-employee director.

In addition, in connection with Mr. Corrigan's retirement, we entered into a transition agreement with Mr. Corrigan. The transition agreement, among other matters, provided that during the transition period between his retirement date and our 2007 annual meeting of stockholders, he would serve as an independent contractor to us in order to assist in the transition of his duties as CEO to Mr. Prokopanko, for which we would pay him consultant fees at the rate of $60,000 per month and (subject to performance of his consulting duties in accordance with the terms of his transition agreement) a bonus of $962,500. Stockholders who are interested in additional detail may refer to our Compensation Discussion and Analysis and Executive Compensation Tables in our proxy statement for our 2007 annual meeting of stockholders as well as the complete text of the transition agreement, a copy of which we included as an exhibit to our Annual Report on Form 10-K for the fiscal year ended May 31, 2008.

The table above includes Mr. Corrigan's compensation for fiscal 2008:

•	for his service as a non-employee director; and

•

in the “All Other Compensation” column, for his service as an independent contractor pursuant to the transition agreement, including consulting fees of $300,000 and a pro rata portion ($385,000) of the consulting bonus he received for performance of his consulting duties.

(8)	Mr. Michel resigned as a director effective August 14, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We were formed on October 22, 2004 through the business combination of IMC Global Inc., or IMC, and the fertilizer businesses of Cargill. Cargill owned approximately 64.3% of our outstanding common stock as of August 11, 2008. In addition, Mr. Bastiaens is a Vice Chairman of Cargill, and Mr. Frasch is an executive of Cargill, and in certain cases they may participate in or supervise the transactions discussed below on behalf of Cargill. Mr. Lumpkins is a former Vice Chairman and Chief Financial Officer of Cargill. Prior to joining us as Executive Vice President and Chief Operating Officer in July 2006, Mr. Prokopanko was a Corporate Vice President of Cargill. In their prior roles on behalf of Cargill, Mr. Lumpkins or Mr. Prokopanko may have participated in or supervised one or more of the transactions discussed below on behalf of Cargill.

We discuss our material relationships with Cargill in the following paragraphs.

Investor Rights Agreement

We have an Investor Rights Agreement with Cargill. The Investor Rights Agreement includes certain agreements regarding the composition of our Board and its committees. We have included a discussion of those portions of the Investor Rights Agreement under “Nomination and Selection of Directors.” In addition, under the Investor Rights Agreement, through October 22, 2008, Cargill has agreed not to:

•	acquire any shares of our common stock;

•	support or participate in a proxy contest or otherwise solicit proxies in opposition to proposals or matters proposed, recommended or supported by our Board;

•	participate in any election contest with respect to us;

•	solicit our other stockholders for the approval of one or more stockholder proposals with respect to us;

•

form or participate in a group (within the meaning of the Securities Exchange Act of 1934) of persons acquiring, holding, voting or disposing of our voting securities which would be required to file a statement on Schedule 13D with the SEC under Section 13(d) of the Securities Exchange Act of 1934;

•

make any statement or proposal to our Board or any of our directors, officers or stockholders, or make any proposal or public announcement regarding, among other things, any form of business combination, merger, restructuring, recapitalization or acquisition or sale of material assets involving us (other than discussion with our Board and any of our directors or officers which do not require us to make any public announcement or filing under the Securities Exchange Act of 1934);

•	seek removal of the members of our Board who were designated by IMC or their duly elected replacements as described under “Nomination and Selection of Directors,” who we refer to as the IMC Directors;

•	seek to increase the number of our directors above twelve, absent the consent of a majority of the IMC Directors;

•	seek to increase the number of our directors designated by Cargill above seven, absent the consent of a majority of the IMC Directors; or

•	call or seek to call any meeting of our stockholders.

In addition, through October 22, 2008, Cargill has agreed to vote all of our voting securities held by it in accordance with the recommendation of our Board with respect to all matters submitted to the vote of our stockholders which have been proposed by any stockholder and which:

•	affect or regard the compensation or benefits of our directors, officers or employees; or

•	relate to matters concerning our continued publicly traded nature or any potential change in control of us,

except that Cargill may vote its voting securities in us as it determines in its discretion with respect to the following if presented at a meeting of stockholders:

•	any disposition by us of a substantial part of our assets;

•	any recapitalization of us other than to form a holding company or to effect a change in our state of incorporation;

•	any liquidation of, or consolidation involving, us;

•	subject to Cargill’s other obligations under the Investor Rights Agreement, any increase in our authorized shares or other amendment to our certificate of incorporation or bylaws; or

•	any other transaction that could reasonably be expected to have a material effect on Cargill’s investment in us.

Registration Rights Agreement

In connection with the combination between IMC and the fertilizer businesses of Cargill, we and Cargill entered into a registration rights agreement.

Pursuant to the registration rights agreement, Cargill has the right to request that we file a registration statement with the SEC for an offering of Cargill’s shares of our common stock. We are required to use commercially reasonable efforts to cause any such demand registration statement to become effective under the Securities Act of 1933. We have agreed to effect up to five demand registrations, any of which may be a shelf registration. The market value of the shares of our common stock to be included in any demand registration must be at least $10 million. We will not be obligated to effect a demand registration within 270 calendar days of the effective date of the immediately preceding demand registration.

If we propose to register any of our securities under the Securities Act of 1933, Cargill may request that we include all of its shares of our common stock in the registration.

We are required to pay all expenses of registration under the registration rights agreement, including the legal fees of one counsel for Cargill, but excluding underwriting discounts and commissions and any other legal fees of Cargill.

Reimbursement of Pre-Combination Incentive Compensation

In connection with the combination between IMC and the fertilizer businesses of Cargill, certain former Cargill employees who became our employees retained their stock options and cash performance options granted by Cargill prior to the combination pursuant to Cargill’s compensation plans. Liabilities associated with these stock options and cash performance options were primarily related to the Cargill fertilizer businesses and we assumed them. Our maximum aggregate reimbursement obligation to Cargill for costs associated with pre-combination stock options and cash performance options under no circumstances can exceed $9.8 million. We have no reimbursement obligation for any pre-combination stock option or cash performance option award to any former Cargill employees who are our executive officers. During our 2008 fiscal year, we reimbursed Cargill approximately $0.9 million for costs associated with the pre-combination stock options and cash performance options.

Pension Plans and Other Benefits

Pension and other postretirement benefit liabilities for certain former employees of Cargill’s fertilizer businesses were not transferred to us in the combination between IMC and the fertilizer businesses of Cargill. These former Cargill employees remain eligible for pension and other postretirement benefits under Cargill’s plans. Cargill incurs the associated costs and charges them to us. The amount that Cargill may charge us for these pension costs may not exceed $2.0 million per year and is capped at $19.2 million in the aggregate. This cap does not apply to the costs associated with certain active union participants who continue to earn service credit under Cargill’s pension plan.

Special Transactions Committee and Transactions with Cargill

The Investor Rights Agreement includes special approval requirements for commercial and other transactions, arrangements or agreements between Cargill and us. These provisions require the approval of the transactions, arrangements or agreements by a majority of the IMC Directors who are deemed “non-associated,” or independent, unless the transactions, arrangements or agreements are exempt as described below. These independent former IMC directors comprise the Special Transactions Committee of our Board. Our Board has adopted a charter for the Special Transactions Committee which provides that the Special Transactions Committee will oversee transactions involving Cargill with the objective that they be fair and reasonable to us. Pursuant to its charter, the Special Transactions Committee may delegate all or a portion of its duties relating to the review and approval of proposed transactions to a committee of senior management, a subcommittee of the Special Transactions Committee or the Chairman of the Special Transactions Committee. The Special Transactions Committee has approved a policy which we have implemented and refer to as the “Guidelines for Related Party Transactions with Cargill, Incorporated”. Under these guidelines, the Special Transactions Committee has delegated approval authority for certain transactions with Cargill to an internal committee comprised of our senior managers. The internal management committee is required to report its activities to the Special Transactions Committee on a periodic basis.

Pursuant to the guidelines, both the Special Transactions Committee and our internal management committee must approve the following transactions, arrangements or agreements with Cargill:

•	agreements or relationships which require payment by us or Cargill of $2.0 million or more to the other party during any fiscal year;

•	multi-year commitments (i.e., contracts with terms of greater than one year);

•	evergreen contracts (i.e., contracts with annual renewal clauses or no stated contract term);

•	renewals of commercial agreements previously requiring Special Transactions Committee approval; and

•	licenses or other arrangements involving any of our material intellectual property.

The review and approval of proposed transactions, arrangements or agreements which do not meet any of the criteria set forth above have been delegated by the Special Transactions Committee to our internal management committee.

Since the beginning of our 2008 fiscal year, we engaged in various transactions, arrangements or agreements with Cargill which are described below. The Special Transactions Committee or our internal management committee have either approved or ratified these transactions, arrangements or agreements.

We negotiated each of the following transactions, arrangements and agreements with Cargill on the basis of what we believe to be competitive market practices.

Master Transition Services Agreement and Amendment; Master Services Agreement

In connection with the combination between IMC and the fertilizer businesses of Cargill, we and Cargill entered into a master transition services agreement. Pursuant to the master transition services agreement, Cargill agreed to provide us with various transition-related services pursuant to individual work orders negotiated with us. We have entered into individual work orders for services in various countries, including Argentina, Australia, Brazil, Canada, Chile, China, Hong Kong, India, Mexico, Thailand, the United States and Vietnam. Each of these work orders has been approved by the Special Transactions Committee or our internal management committee. Generally speaking, each work order is related to services provided by Cargill for its fertilizer businesses prior to the combination which were continued for our benefit post-combination. Services provided by Cargill include, but are not limited to, accounting, accounts payable and receivable processing, certain financial reporting, financial service center, graphics, human resources, information technology, insurance, legal, license and tonnage reporting, mail services, maintenance, marketing, office services, procurement, public relations, records, strategy and business development, tax, travel services and expense reporting, treasury, and other administrative and functional related services. The services performed may be modified by our mutual agreement with Cargill. The initial master transition services agreement with Cargill expired in October 2005 and was renewed through October 2006. In October 2006 Cargill agreed to continue to provide certain services to us and the parties entered into a master services agreement on terms similar to the master transition services agreement. We have renewed several work orders under which Cargill had been performing services on a transitional basis. Each of these work orders has been approved by the Special Transactions Committee or by our internal management committee. We believe that the fees we pay for these services are comparable to those that we would pay if we performed them or had them performed by unaffiliated third parties. We paid Cargill approximately $13.1 million for the global services provided by Cargill under the master transition services agreement and the master services agreement in fiscal 2008.

Fertilizer Supply Agreement (U.S.)

We sell fertilizer products to Cargill’s AgHorizons business unit which it resells through its retail fertilizer stores in the U.S. Under a fertilizer supply agreement, we sell nitrogen, phosphate and potash products at prices set forth in price lists that we issue from time to time to our customers. In addition, we may sell to Cargill certain products produced by third parties. We have also agreed to make available to Cargill AgHorizons on regular commercial terms, new fertilizer products and agronomic services that are developed. Cargill AgHorizons is not obligated to purchase any minimum volume of fertilizer products and we are under no obligation to supply such products unless the parties agree to specific volumes and prices on a transaction-by-transaction basis. Our supply agreement is in effect until terminated by either party on three months written notice. We sold approximately $13.7 million of fertilizer products to Cargill AgHorizons in fiscal 2008.

Fertilizer Supply Agreement (Canada)

We sell fertilizer products produced to a Canadian subsidiary of Cargill. Cargill purchases the substantial majority of its Canadian fertilizer requirements from us for its retail fertilizer stores in Western Canada. The agreement provides that we will sell nitrogen, phosphate and potash products at prices set forth in price lists we issue from time to time to our customers. In addition, we may sell Cargill certain products produced by third parties for a per tonne sourcing fee. In exchange for Cargill’s commitment to purchase the substantial majority of its fertilizer needs from us and because it is one of our largest customers in Canada, we have also agreed to make new fertilizer products and agronomic services, to the extent marketed by us, available to Cargill on regular commercial terms. We have also granted Cargill price protection against sales made to other retailers for equivalent products or services at lesser prices or rates. In addition, because of the volume of purchases by Cargill, we have agreed to pay a per tonne rebate at the end of each contract year if annual purchase volumes exceed certain thresholds. This agreement is in effect until June 30, 2010. We sold approximately $112.3 million of fertilizer products to Cargill under this supply agreement in fiscal 2008.

Phosphate Supply Agreement

We have a supply agreement with Cargill’s subsidiary in Argentina for phosphate-based fertilizers. Cargill has no obligation to purchase any minimum quantities of fertilizer products from us and we have no obligation to supply any minimum quantities of products to Cargill. This agreement has been renewed through May 31, 2009. We sold approximately $37.7 million of fertilizer products to Cargill under this supply agreement in fiscal 2008.

Spot Fertilizer Sales

From time to time, we make spot fertilizer sales to Cargill’s subsidiary in Paraguay. Pricing for fertilizer sales under this relationship is by mutual agreement of the parties at the time of sale. We are under no obligation to sell fertilizer to Cargill under this relationship. This agreement is in effect until December 22, 2008. Cargill purchased approximately $34.5 million of fertilizer products from us in fiscal 2008.

Agreement for Supply of Untreated Granular White Potassium Chloride

We have an agreement to sell untreated white muriate of potash to Cargill’s salt business in the United States. Under this arrangement, which expires in December 2008, white muriate of potash is sold at fixed prices and delivered to various Cargill facilities, with freight adjustments to occur after July 1, 2007 for the remaining term of the agreement. We sold approximately $6.3 million of potash to Cargill under this agreement in fiscal 2008.

Feed Supply Agreements and Renewals

We have various agreements relating to the supply of feed grade phosphate, potash and urea products to Cargill’s animal nutrition, grain and oilseeds, and poultry businesses. The sales are generally on a spot basis in Brazil, Canada, Indonesia, Malaysia, Mexico, Philippines, Taiwan, Thailand, United Kingdom, United States, Vietnam, and Venezuela. Cargill has no obligation to purchase any minimum of feed grade products from us and we have no obligation to supply any minimum amount of feed grade products to Cargill. Sales are negotiated by the parties at the time of purchase. These supply agreements are in effect until May 31, 2009. We sold approximately $35.0 million of feed grade products to Cargill under these agreements in fiscal 2008.

Fertilizer Agency Agreement

We have retained Cargill’s subsidiary in Canada to perform marketing services for us relating to the sale of our fertilizer products to independent dealers in Western Canada, including the provinces of Manitoba, Saskatchewan, Alberta and British Columbia. Cargill has also assumed the accounts receivable credit risk in the event of nonpayment by our customers. We are responsible for establishing the prices and other terms upon which Cargill will solicit orders for our fertilizer products. We pay Cargill a per tonne marketing fee based on the estimated cost of marketing fertilizer in Western Canada if we did so with an internal sales force. This agreement is in effect until June 30, 2010. We paid Cargill approximately $2.7 million for marketing services under this agreement in fiscal 2008.

Ocean Transportation Agreement

We have a non-exclusive agreement with Cargill’s Ocean Transportation Division to perform various freight related services for us. Freight services include, but are not limited to: (i) vessel and owner screening, (ii) freight rate quotes in specified routes and at specified times, (iii) advice on market opportunities and freight strategies for the shipment of our fertilizer products to international locations, and (iv) the execution of various operational tasks associated with the international shipment of our products. We pay a fee (1) in the case of voyage charters, an address commission calculated as a percentage of the voyage freight value, (2) in the case of time charters, an address commission calculated as a percentage of the time-charter hire, and (3) in the case of forward freight agreements, a commission calculated as a percentage of the forward freight agreement notional value. Our agreement provides that the parties may renegotiate fees during its term, and the agreement is in effect until either party terminates it by providing 60 days prior written notice to the other party. We paid Cargill approximately $170.4 million (inclusive of fees and freight paid to Cargill, which is responsible for payment to vessel owners and charterers) for freight and related services under this agreement in fiscal 2008.

Barge Freight Sales Agreement

We have an agreement with Cargill under which we purchase northbound and southbound barge freight for the transport of our nitrogen, phosphate and potash fertilizer products in the United States. We have agreed to purchase a specified number of barge loadings per contract year, which we estimate to be approximately 25% of our annual barge freight purchases. Cargill has agreed to provide suitable covered hopper barges with towing power as required. The agreement includes standard barge freight terms such as destination restrictions, surcharge adjustments, tonnage minimums, free time, demurrage, barge cleaning and other terms. We and Cargill have agreed on barge freight rates calculated on a per tonne basis which are dependent upon the origin and destination of our shipments. This agreement is in effect until July, 2009. We paid approximately $7.6 million to Cargill for barge freight and related services under this agreement in fiscal 2008.

Services Agreements for Logistics and General Services

Our Argentine subsidiary has entered into services agreements with Cargill’s Argentine subsidiary, which originates fertilizer and sells crop nutrients to farmers from its country stations in Argentina. Under the terms of the services agreement, we supply services related to fertilizer origination, administration, storage and dispatch. This agreement is in effect until May 31, 2009, unless terminated earlier by the parties and will automatically renew for an additional two-year term unless terminated by either party at least 90 days prior to the expiration of the original term. We have also agreed to make available to Cargill 50,000 tonnes of storage space per month as well as to a daily dispatch of 30 trucks for fertilizer shipments. Fees are paid by Cargill based upon a fee schedule for each service we perform. Cargill paid approximately $3.2 million to us for these services in fiscal 2008.

In addition, we have entered into an agreement to provide services to Cargill’s Argentine subsidiary relating to the purchase, import, storage, transportation, distribution, marketing and sale of fertilizers and/or petrochemicals. To leverage our fertilizer infrastructure and expertise, we have agreed to perform certain purchasing and forwarding management services, and have also agreed to provide counseling in the administration and handling of fertilizer stocks, equipment maintenance, general and special technical agronomic matters, research and development, commercial management and personnel training. This agreement is in effect until May 31, 2009. Fees are pursuant to a price list agreed to by the parties. Cargill paid approximately $6.6 million to us for services pursuant to these agreements in fiscal 2008.

Shared Services and Access Agreements

We have an agreement with Cargill relating to miscellaneous operational matters at our Houston, Texas port facility and at our Savage, Minnesota river facility, both of which are adjacent to grain, oilseed and/or salt facilities owned and operated by Cargill. The agreements address various co-location matters, including the granting of easements from one party to the other, understandings relating to shared services and the allocation or sharing of costs relating to matters such as security, vessel berthing and logistics, channel dredging, utilities, truck scales, road and rail track maintenance, as well as other repair and maintenance activities. In addition, the Houston agreement calls for us to provide loading and unloading services to Cargill at specified per tonne rates. The Savage arrangement provides that we will perform unloading services for Cargill’s salt business between March and November, weather conditions permitting, and further provides that we will scale trucks loaded with salt for a negotiated fee. The agreements will be in effect as long as we and Cargill own property at the Houston and Savage facilities. Cargill paid us approximately $150,000 for services performed by us under these agreements in fiscal 2008.

Product Purchase, Storage and Handling Agreement

We retain Cargill, as owner and operator of a bulk materials handling terminal in Pipestone, Minnesota, to store various dry fertilizers and non-grain feed products, and to perform certain unloading, transfer and loading services for us. In addition, Cargill purchases a substantial amount of its phosphate requirements from us at this facility. In exchange for the storage and handling services provided by Cargill, we have agreed to pay a per short ton inbound handling fee for transfer of products into Pipestone as well as a per short ton handling fee for all wholesale short tons that pass through this facility. We estimate that 40,000 short tons of product will be put through the Pipestone facility on an annual basis. This agreement expired on May 31, 2008. We paid Cargill approximately $100,000 for storage and handling services at Pipestone and Cargill paid us approximately $3.0 million for fertilizer products purchased in fiscal 2007.

Storage and Handling Agreement

We have an agreement with Cargill’s subsidiary in Canada for the exclusive storage of various Mosaic fertilizer products in Clavet, Saskatchewan. Under this arrangement Cargill also performs certain unloading, transfer and loading services for us. We guarantee a minimum 35,000 tonnes of combined throughput each year. The initial term of this agreement expired on September 30, 2007 but automatically renews for successive one year terms unless terminated by either party upon 60 days notice prior to the end of any renewal term. We paid approximately $1.2 million to Cargill for storage and handling services under this agreement in fiscal 2008.

Barter Agreements

We have a barter relationship with Cargill’s grain and oilseed business in Brazil. Cargill’s Brazilian subsidiary, Mosaic and Brazilian farmers may, from time to time, enter into commercial arrangements pursuant to which farmers agree to forward delivery grain contracts with Cargill, and in turn, use cash generated from the transactions to purchase fertilizer from us. Similarly, in Argentina, we enter into agreements with farmers who purchase fertilizer products from us and agree to sell their grain to us upon harvest. Upon receipt of the grain, we have agreements to sell it to Cargill’s grain and oilseed business in Argentina. The number of barter transactions with Cargill’s subsidiaries varies from year to year. The Brazil agreement remains in effect until either party terminates it by providing 90 days prior written notice to the other party. In Argentina, the agreement is in effect until May 31, 2009. Cargill paid us approximately $115.0 million in Brazil and $46.6 million in Argentina under these relationships in fiscal 2008.

Energy Services Consulting Agreement

We have an Energy Services Consulting Agreement with Cargill. Under the terms of this agreement, Cargill provides natural gas risk management consulting services to us in the United States. The current agreement replaced a temporary month-to-month risk management agreement between the parties. The agreement is for a one year term and automatically renews on each December 31 unless otherwise terminated by either party. We paid Cargill approximately $210,000 for risk management consulting services under this agreement in fiscal 2008.

Vegetable Oil Loadout Agreement

We have regularly provided loadout services at our Quebracho, port facility in Argentina for Cargill’s grain and oilseed business in Argentina which is located adjacent to our fertilizer operations. We have a 50-year agreement under which we have agreed to continue to loadout refined vegetable oil to vessels provided by Cargill. In exchange for these loadout services Cargill paid us approximately $152,000 in fiscal 2008.

Concentrates Industrialization Contract

In Brazil, we agreed to manufacture feed products for a third party using raw materials supplied to us by Cargill. This agreement was extended by the parties until September 2008. During fiscal 2008, we purchased $60,000 of premix product from Cargill and sold the products produced to Cargill under our existing supply agreement.

Miscellaneous Co-Location Agreements

We have various office sharing and sublease arrangements with Cargill in various geographic locations, including with respect to certain offices in Argentina, China, Hong Kong and the United States.

Aircraft Time Sharing Agreement

We have a time sharing arrangement for the lease of certain aircraft operated by Cargill. Corporate aircraft are made available to us for use on an as-available basis. This agreement is in effect until terminated by either party on 90 days prior written notice. The aircraft is leased pursuant to Federal Aviation Administration regulations. We pay Cargill a fee not to exceed the actual expenses for each flight. We paid Cargill approximately $370,000 under this arrangement in fiscal 2007.

Offer of Single Superphosphate

We have a supply agreement with Cargill’s subsidiary in Argentina for single superphosphate. Cargill has no obligation to purchase any minimum quantities of fertilizer products from us and we have no obligation to supply any minimum quantities of products to Cargill. This agreement has been renewed through May 31, 2009. We sold approximately $6.8 million of single superphosphate to Cargill under this agreement in fiscal 2008.

Fertilizer Supply Agreement

On July 18, 2008, Phosphate Chemicals Export Association, Inc. (“PhosChem”), a consolidated subsidiary of ours, and of which one of our subsidiaries is a member, and Cargill S.A.C.I. entered into a supply agreement for spot sales of fertilizer products to Cargill in Argentina. The fertilizer products are sold at prices negotiated at the time of sale. This agreement expires May 31, 2009.

Trade Flow to India

PhosChem has an agreement with Cargill pursuant to which Cargill may elect to participate in PhosChem’s fertilizer export sales to customers in India. Pursuant to the agreement, PhosChem receives payment for the sale to Cargill in an amount equal to the full sales price to the end customer. Cargill provides financing to various third party Indian customers or Cargill subsidiaries in India and pays PhosChem a fixed fee based on the value of each applicable transaction. Cargill bears all additional risks including incremental customs duty due to the use of the trade flow structure. PhosChem did not have sales through Cargill under this agreement in fiscal 2008 and no fees have been paid by Cargill to PhosChem. The term of this agreement expires July 21, 2009.

Industrial Potassium Chloride Supply Agreement (Canada)

Mosaic Canada Crop Nutrition, L.P. and Cargill Limited entered into a supply agreement dated June 20, 2008 for the supply of industrial fine grade potassium chloride treated with triple superphosphate. Under this agreement, Cargill Limited is permitted to purchase up to 5,000 tonnes of potassium chloride treated with triple superphosphate per year for the first two years of the agreement. Thereafter, the maximum annual volume increases to 15,000 tonnes per year. Prices will be negotiated semi-annually. This agreement is in effect for five years and expires on June 30, 2013.

Miscellaneous

There are various other agreements between us and Cargill which we believe are not material to us.

Other Agreements

We have a Program Agreement with Incentive Services, Inc. under which it is a preferred supplier for our employee service recognition programs in the United States and Canada. In addition, we have purchased miscellaneous supplies from Incentive Services that we use for business purposes. We paid Incentive Services approximately $181,000 for employee recognition awards and various supplies in fiscal 2008. A son-in-law of Fredric W. Corrigan, our former Chief Executive Officer, President and a former director, is employed by, and part owner of, Incentive Services. Incentive Services was selected by us after the review of various potential suppliers and Mr. Corrigan did not participate in our selection process.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2008, the Compensation Committee of our Board of Directors was comprised of Ms. Cochran and Messrs. Bastiaens, Mathis, Michel, Monahan and Seibert. No Compensation Committee interlocks nor insider participation occurred during fiscal 2008.

AUDIT COMMITTEE REPORT AND

PAYMENT OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The Audit Committee oversees Mosaic’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K, including the footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations, with management. This included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

As part of its oversight, the Audit Committee reviewed with management the following material included or summarized in Item 9A of the Annual Report on Form 10-K:

•	Management’s report on its assessment of the effectiveness of Mosaic’s internal control over financial reporting; and

•	Management’s conclusions regarding the effectiveness of Mosaic’s disclosure controls and procedures.

The Audit Committee also reviewed with Mosaic’s independent registered public accounting firm, KPMG LLP, its report on the effectiveness of Mosaic’s internal control over financial reporting included in the Annual Report on Form 10-K. Management has the primary responsibility for maintaining adequate internal control over financial reporting and disclosure controls and procedures. KPMG LLP has the responsibility for auditing the effectiveness of Mosaic’s internal control over financial reporting as of year end and expressing an opinion thereon based on its audit.

The Audit Committee also reviewed with KPMG LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Mosaic’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and Statement on Auditing Standards No. 61, as amended. The Audit Committee has also reviewed with KPMG LLP and management the application and impact of new accounting rules, regulations, disclosure requirements and reporting practices on Mosaic’s financial statements and reports. In addition, the Audit Committee has discussed with KPMG LLP its independence from management and Mosaic, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1. The Audit Committee has also reviewed and considered the compatibility of nonaudit services with regard to KPMG LLP’s independence.

The Audit Committee discussed with our internal auditor (or other personnel responsible for the internal audit function) and KPMG LLP the overall scope and plans for their respective audits. The Audit Committee meets with our internal auditor (or other personnel responsible for the internal audit function) and our independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements and the reports of KPMG LLP be included in the Annual Report on Form 10-K for the year ended May 31, 2008 for filing with the SEC. The Audit Committee has also approved the reappointment of KPMG LLP as Mosaic’s independent registered public accounting firm to audit the financial statements for our 2009 fiscal year.

Respectfully submitted,

William R. Graber, Chair

Raymond F. Bentele

Phyllis E. Cochran

David B. Mathis

William T. Monahan

Fees Paid to Independent Registered Public Accounting Firm

During our 2008 and 2007 fiscal years, KPMG LLP (“KPMG”) provided us with audit, audit-related, tax compliance and planning and other services. We incurred the following fees for services performed by KPMG for these periods:

	2007	2008
Audit Fees	$6,539,000	$6,235,000
Audit-Related Fees	188,000	246,000
Tax Fees	272,000	447,000
All Other Fees	—	11,000

Audit fees include fees associated with the annual financial statement audit and the audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Also included are fees related to the review of our quarterly reports on Form 10-Q, statutory reporting required internationally, other audits required, as well as assistance with review of documents filed with the SEC.

Audit-related fees principally include fees associated with employee benefit plan audits, certain attest services and accounting consultations. No internal audit assistance services were rendered during such periods.

Tax fees include tax compliance fees related to tax return preparation and review and services related to proposed tax regulations.

Other fees include fees associated with training our employees regarding United States generally accepted accounting principles.

The Audit Committee of the Board of Directors has concluded that none of the services provided by KPMG has impaired KPMG’s independence.

Pre-Approval of Independent Registered Public Accounting Firm Services

Pursuant to the Audit Committee’s charter and independent registered public accounting firm services pre-approval policies, the Audit Committee pre-approves the annual audit fees and terms of engagement of our independent registered public accounting firm. In addition, the Audit Committee’s pre-approval policies identify specified categories of audit-related and tax services that may be provided by the independent registered public accounting firm.

The independent registered public accounting firm may be considered for other services not specifically approved as described above so long as the performance of such services by the independent registered public accounting firm is not prohibited by rules of the SEC.

Any engagement of the independent registered public accounting firm must be pre-approved by the Audit Committee or the Chair of the Audit Committee. All approvals granted by the Chair are reported to the Audit Committee at its next scheduled meeting.

In pre-approving a proposed engagement of the independent registered public accounting firm, the Audit Committee or its Chair considers the impact of the proposed engagement on the independence of the independent registered public accounting firm. If the services do not impair independence, the Audit Committee or its Chair considers such other factors as it deems relevant. Such factors may include, among other matters, (i) the relationship between fees for audit and non-audit services, (ii) whether the independent registered public accounting firm is best positioned to provide the most effective and efficient services, (iii) whether the services will improve the quality of the annual audit, (iv) cost, and (v) familiarity with our business, accounting and business systems, accounting principles and corporate structure.

In addition, the Audit Committee, pursuant to its charter, reviews on an annual basis a formal written statement from the independent registered public accounting firm delineating all relationships between the independent registered public accounting firm and Mosaic and its subsidiaries, consistent with Independence Standards Board Standard No. 1, and discusses with the independent registered public accounting firm its methods and procedures for assuring independence.

All of the services provided by KPMG for our 2008 and 2007 fiscal years were approved by the Audit Committee or its Chair under its policies. None of the services provided by KPMG for our 2008 or 2007 fiscal years were approved after the fact in reliance upon the de minimis exception of Regulation S-X promulgated by the SEC.

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On July 25, 2008, the Audit Committee of the Board of Directors appointed KPMG as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending May 31, 2009.

While we are not required to do so, we are submitting the appointment of KPMG to serve as our independent registered public accounting firm for the fiscal year ending May 31, 2009 for ratification in order to ascertain the views of our stockholders on this appointment. If the appointment is not ratified, the Audit Committee will reconsider its selection. Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire. They also will be available to respond to appropriate questions of the stockholders.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE

2009 ANNUAL MEETING OF STOCKHOLDERS

Our Bylaws establish an advance notice procedure for stockholder proposals at our 2009 Annual Meeting of Stockholders. For business to be properly brought before the 2009 Annual Meeting by a stockholder, and for stockholder recommendations of future director nominees to be considered by the Corporate Governance and Nominating Committee:

•	the stockholder must have given written notice thereof to the Corporate Secretary;

•

the notice must be delivered or mailed to and received at our principal executive offices not later than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. A stockholder proposal or nomination intended to be brought before the 2009 Annual Meeting must be received by the Corporate Secretary no earlier than June 11, 2009 and no later than July 11, 2009;

•	delivery must be by hand or by certified or registered mail, return receipt requested;

•	the notice must include:

•	a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting;

•	the name and address, as they appear on our books, of the stockholder proposing such business;

•

a representation that the stockholder is a holder of record of shares of our stock entitled to vote with respect to such business and intends to appear in person or by proxy at the meeting to move the consideration of such business;

•	the class and number of shares the stockholder beneficially owns; and

•	any material interest of the stockholder in such business.

Additional requirements relating to a notice of nomination are described in this proxy statement under the caption “Policies Relating to the Board of Directors—Nomination and Selection of Directors.”

Proposals for inclusion in our proxy material for our 2009 Annual Meeting pursuant to Rule 14a-8 of the proxy rules of the SEC are not subject to the requirements described above. Such proposals must be received by April 27, 2009 and meet the other requirements of Rule 14a-8 to be eligible for inclusion in our proxy material for our 2009 Annual Meeting.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

Our 2008 Annual Report to Stockholders, including financial statements for the fiscal year ended May 31, 2008, accompanies this proxy statement but is not incorporated in this proxy statement and is not a part of the proxy soliciting material. Stockholders who wish to obtain an additional copy of our Annual Report to Stockholders or a copy of our Annual Report on Form 10-K filed with the SEC for the fiscal year ended May 31, 2008 may do so without charge by viewing these documents on our website at www.mosaicco.com, or by directing a written request to The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441, Attention: Director—Investor Relations, or by telephone at (763) 577-2867.

OTHER MATTERS

We know of no matters which will be presented for consideration at the Annual Meeting other than those stated in the Notice of 2008 Annual Meeting of Stockholders and described in this proxy statement. If any matter properly comes before the Annual Meeting, the persons named in the accompanying proxy card will vote such proxy in accordance with their judgment regarding such matters, including the election of a director or directors other than those named herein if an emergency or unexpected occurrence makes the use of discretionary authority necessary, and also regarding matters incident to the conduct of the 2008 Annual Meeting of Stockholders.

By Order of the Board of Directors

Richard L. Mack

Senior Vice President, General Counsel and Corporate Secretary

August 25, 2008

DIRECTIONS TO RADISSON HOTEL AND CONFERENCE CENTER

The meeting will be held at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota 55441. The general telephone number for the Radisson Hotel and Conference Center is (763) 559-6600.

General Directions

The Radisson Hotel and Conference Center is just east of I-494 between Hwy 55 and Rockford Road. From the County Rd. 9/Rockford Road exit proceed east on County Rd. 9/Rockford Road. Turn South on Vinewood. The Hotel is approximately 2 miles south, on the west side of the road.

From Minneapolis-St. Paul International Airport

Follow Interstate 494 West. It will become Interstate 494 North. Stay on I-494 North until Highway 55, Exit 22. Turn right onto Highway 55 East, then left (north) at the first set of signal lights, onto Northwest Boulevard. Turn left at Xenium Lane and follow Xenium Lane to the Hotel. The Hotel will be on the left.

From Downtown Minneapolis

Take Interstate 394 West to the Plymouth Road Exit. Turn right and follow Plymouth Road, which will become Northwest Boulevard. After crossing Highway 55, turn left at Xenium Lane. Follow Xenium Lane to the Hotel. The Hotel will be on the left.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.mosaicco.com/proxymaterials

THE MOSAIC COMPANY
Proxy Solicited on Behalf of the Board of Directors of
the Company for the Annual Meeting, October 9, 2008

The undersigned hereby constitutes and appoints James T. Prokopanko, Lawrence W. Stranghoener and Richard L. Mack and each of them, with full power of substitution, Proxies to represent the undersigned at the Annual Meeting of Stockholders of The Mosaic Company to be held at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota 55441, on October 9, 2008, at 10:00 a.m., local time, and at any adjournments thereof, and to vote on all matters coming before said meeting, hereby revoking any proxy heretofore given.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations as noted in the proxy statement and on the reverse side of this card. The Proxies cannot vote these shares unless you return this card by mail or instructions by Internet or phone as described on the reverse side of this card.

If the undersigned is a participant in the Mosaic Investment Plan or the Mosaic Union Savings Plan, the undersigned hereby directs Vanguard Fiduciary Trust Company (the “Trustee”) as Trustee of the Mosaic Investment Plan or the Mosaic Union Savings Plan, to vote at the Annual Meeting of Stockholders of The Mosaic Company to be held on October 9, 2008 and at any and all adjournments thereof, the shares of common stock of The Mosaic Company, allocated to the account of and as instructed by the undersigned. For participants in the Mosaic Investment Plan or the Mosaic Union Savings Plan, if voting instructions are not received by the Trustee by October 6, 2008, or if they are received but are invalid, the stock with respect to which the undersigned could have instructed the Trustee will be voted in the same proportions as the shares for which the Trustee received valid participant voting instructions.

Address Changes/Comments: ____________________________________________________________
______________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on the reverse side)

THE MOSAIC COMPANY C/O AMERICAN STOCK TRANSFER 6201 FIFTEENTH AVENUE BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 12:00 Noon Eastern Time on Wednesday, October 8, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by The Mosaic Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 12:00 Noon Eastern Time on Wednesday, October 8, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Mosaic Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MOSAC1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

THE MOSAIC COMPANY THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐	__________________________
1. Election of four (4) members of the Board of Directors:
Nominees:
01) David B. Mathis
02) James L. Popowich
03) James T. Prokopanko
04) Steven M. Seibert
						For	Against	Abstain

	2. Ratification of the appointment of KPMG LLP as independent registered public accounting firm.					☐	☐	☐

3. In their discretion, the Proxies are authorized to transact other business that properly may come before the meeting or any adjournment of the meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.
	For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No		Note:

Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date